                                PROSPECTUS FOR
                    KEMPER INVESTORS LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

                INDIVIDUAL AND GROUP VARIABLE AND MARKET VALUE
                      ADJUSTED DEFERRED ANNUITY CONTRACTS

--------------------------------------------------------------------------------

                               SCUDDER PASSPORT
                                   Issued By
                   KILICO VARIABLE ANNUITY SEPARATE ACCOUNT
                                      and
                    KEMPER INVESTORS LIFE INSURANCE COMPANY

   This Prospectus describes Variable and Market Value Adjusted Deferred Annuity Contracts (the "Contract") offered by Kemper Investors Life Insurance Company ("we" or "KILICO"). The Contract is designed to provide annuity benefits for retirement which may or may not qualify for certain federal tax advantages. Depending on particular state requirements, the Contract may be issued on a group or individual basis. Contracts issued on a group basis are represented by a certificate. Contracts issued on an individual basis are represented by an individual annuity contract. For purposes of this Prospectus, the term "Contract" refers both to certificates and to individual annuity contracts. The Contract is no longer issued.

   You may allocate purchase payments to one or more of the variable options or the market value adjustment ("MVA") option in states where an MVA is authorized. The MVA option may not be available in all states. The Contract currently offers thirteen investment options, each of which is a Subaccount of KILICO Variable Annuity Separate Account. Currently, you may choose among the following Portfolios of Scudder Variable Series II:

..       Scudder Blue Chip                                  .Scudder Money Market
..       Scudder Contrarian Value                           .Scudder Small Cap Growth
..       Scudder Fixed Income                               .Scudder Strategic Income
         (formerly Scudder Investment Grade Bond)          .Scudder Total Return
..       Scudder Government Securities                      .SVS Dreman Small Cap Value
..       Scudder Growth                                     .SVS Focus Value+Growth
..       Scudder High Income
         (formerly Scudder High Yield)
..       Scudder International Select Equity

   The Contracts are not insured by the FDIC. They are obligations of the issuing insurance company and not a deposit of, or guaranteed by, any bank or savings institution and are subject to risks, including possible loss of principal.

   This Prospectus contains important information about the Contracts that you should know before investing. You should read it before investing and keep it for future reference. We have filed a Statement of Additional Information ("SAI") with the Securities and Exchange Commission. The current SAI has the same date as this Prospectus and is incorporated by reference in this Prospectus. You may obtain a free copy by writing us or calling (888) 477-9700. A table of contents for the SAI appears on page 33. You may also find this Prospectus and other information about the Separate Account required to be filed with the Securities and Exchange Commission ("SEC") at the SEC's web site at http://www.sec.gov.

   The date of this Prospectus is May 1, 2003.

   The Securities and Exchange Commission has not approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS
================================================================================

                                                                         Page
                                                                         ----
   DEFINITIONS..........................................................   1
   SUMMARY..............................................................   3
   SUMMARY OF EXPENSES..................................................   5
   CONDENSED FINANCIAL INFORMATION......................................   7
   KILICO, THE MVA OPTION, THE SEPARATE ACCOUNT AND THE FUND............   9
   THE CONTRACTS........................................................  13
   THE ACCUMULATION PERIOD..............................................  13
   CONTRACT CHARGES AND EXPENSES........................................  18
   THE ANNUITY PERIOD...................................................  21
   FEDERAL INCOME TAXES.................................................  24
   DISTRIBUTION OF CONTRACTS............................................  30
   VOTING RIGHTS........................................................  30
   REPORTS TO CONTRACT OWNERS AND INQUIRIES.............................  30
   DOLLAR COST AVERAGING................................................  31
   SYSTEMATIC WITHDRAWAL PLAN...........................................  31
   EXPERTS..............................................................  32
   LEGAL MATTERS........................................................  32
   SPECIAL CONSIDERATIONS...............................................  32
   AVAILABLE INFORMATION................................................  32
   LEGAL PROCEEDINGS....................................................  33
   TABLE OF CONTENTS--STATEMENT OF ADDITIONAL INFORMATION...............  33
   FINANCIAL STATEMENTS.................................................  33
   ANNUAL REPORTS AND OTHER DOCUMENTS...................................  33
   APPENDIX A ILLUSTRATION OF A MARKET VALUE ADJUSTMENT.................  34
   APPENDIX B KEMPER INVESTORS LIFE INSURANCE COMPANY DEFERRED FIXED AND
     VARIABLE ANNUITY IRA, ROTH IRA AND SIMPLE IRA DISCLOSURE STATEMENT.  36

                                  DEFINITIONS

   The following terms as used in this Prospectus have the indicated meanings:

   Accumulated Guarantee Period Value--The sum of your Guarantee Period Values.

   Accumulation Period--The period between the Date of Issue of a Contract and the Annuity Date.

   Accumulation Unit--A unit of measurement used to determine the value of each Subaccount during the Accumulation Period.

   Allocation Option--The thirteen Subaccounts and the MVA option available under the Contract for allocation of Purchase Payments, or transfers of Contract Value, during the Accumulation Period.

   Annuitant--The person designated to receive or who is actually receiving annuity payments and upon the continuation of whose life annuity payments involving life contingencies depend.

   Annuity Date--The date on which annuity payments are to commence.

   Annuity Option--One of several forms in which annuity payments can be made.

   Annuity Period--The period starting on the Annuity Date.

   Annuity Unit--A unit of measurement used to determine the amount of Variable Annuity payments.

   Beneficiary--The person designated to receive any benefits under a Contract upon your death or upon the Annuitant's death prior to the Annuity Period.

   Company ("we", "us", "our", "KILICO")--Kemper Investors Life Insurance Company. Our home office is located at 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801.

   Contract--A Variable and Market Value Adjusted Deferred Annuity Contract offered on an individual or group basis. Contracts issued on a group basis are represented by a certificate. Contracts issued on an individual basis are represented by an individual annuity contract.

   Contract Value--The sum of the values of your Accumulated Guarantee Period Value and Separate Account Value during the Accumulation Period.

   Contract Year--Period between anniversaries of the Date of Issue of a Contract.

   Date of Issue--The date on which the first Contract Year commences.

   Fixed Annuity--An annuity under which we guarantee the amount of each annuity payment; it does not vary with the investment experience of a Subaccount.

   Fund--Scudder Variable Series II, an open-end management investment company. The Separate Account invests in thirteen Portfolios of the Fund.

   General Account--All our assets other than those allocated to any legally segregated separate account.

   Guaranteed Interest Rate--The rate of interest established by us for a given Guarantee Period.

   Guarantee Period--A period of time during which an amount is to be credited with a Guaranteed Interest Rate. You may elect Guarantee Period options having durations of from one to ten years.

   Guarantee Period Value--The Guarantee Period Value is the sum of your: (1) Purchase Payment allocated or amount transferred to a Guarantee Period; plus
(2) interest credited; minus (3) withdrawals, previously assessed Withdrawal Charges, transfers and any applicable portion of the Records Maintenance Charge; and (4) as adjusted for any applicable Market Value Adjustment previously made.

   Market Adjusted Value--A Guarantee Period Value adjusted by the market value adjustment formula on any date prior to the end of a Guarantee Period.

   Market Value Adjustment--An adjustment of values under a Guarantee Period in accordance with the market value adjustment formula prior to the end of that Guarantee Period. The adjustment reflects the change in the value of the Guarantee Period Value due to changes in interest rates since the date the Guarantee Period commenced. The adjustment is computed using the market value adjustment formula stated in the Contract.

   Non-Qualified Contract--A Contract issued in connection with a retirement plan which does not receive favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Internal Revenue Code.

   Owner ("you", "your", "yours")--The person designated in the Contract as having the privileges of ownership defined in the Contract.

   Portfolio--A series of the Fund in which the Subaccounts invest. Each Portfolio has its own objective and policies, and represents shares of beneficial interest in a separate portfolio of securities and other assets.

   Purchase Payments--Amounts paid to us by you or on your behalf.

   Qualified Contract--A Contract issued in connection with a retirement plan which receives favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Internal Revenue Code.

   Separate Account--The KILICO Variable Annuity Separate Account.

   Separate Account Value--The sum of your Subaccount Values.

   Subaccounts--The thirteen subdivisions of the Separate Account, the assets of which consist solely of shares of the corresponding Portfolio of the Fund.

   Subaccount Value--The value of your interest in each Subaccount.

   Valuation Date--Each day when the New York Stock Exchange is open for trading, as well as each day otherwise required.

   Valuation Period--The interval of time between two consecutive Valuation
Dates.

   Variable Annuity--An annuity with payments varying in amount in accordance with the investment experience of the Subaccount(s) in which you have an interest.

   Withdrawal Charge--The "contingent deferred sales charge" assessed against certain withdrawals of Contract Value in the first six Contract Years after a Purchase Payment is made or against certain annuitizations of Contract Value in the first six Contract Years after a Purchase Payment is made.

                                    SUMMARY

   Because this is a summary, it does not contain all of the information that may be important. Read the entire Prospectus and Contract before deciding to invest.

   The Contracts provide for investment on a tax-deferred basis and for payment of annuity benefits. Both Non-Qualified and Qualified Contracts are described in this Prospectus.

   The minimum initial Purchase Payment is $2,000. Subject to certain exceptions, the minimum subsequent Purchase Payment is $500. An allocation to a Subaccount or Guarantee Period must be at least $500.

   Variable accumulations and benefits are provided by crediting Purchase Payments to one or more Subaccounts that you select. Each Subaccount invests in one of the following corresponding Portfolios of Scudder Variable Series II:

      .  Scudder Blue Chip

      .  Scudder Contrarian Value

      .  Scudder Fixed Income (formerly Scudder Investment Grade Bond)

      .  Scudder Government Securities

      .  Scudder Growth

      .  Scudder High Income (formerly Scudder High Yield)

      .  Scudder International Select Equity

      .  Scudder Money Market

      .  Scudder Small Cap Growth

      .  Scudder Strategic Income

      .  Scudder Total Return

      .  SVS Dreman Small Cap Value

      .  SVS Focus Value+Growth

   Contract Value allocated to the Separate Account varies with the investment experience of the selected Subaccounts.

   The MVA Option provides fixed accumulations. The MVA Option may not be available in all states. The MVA Option is only available during the Accumulation Period. You may allocate amounts to one or more Guarantee Periods. We may offer additional Guarantee Periods at our discretion. For new Contracts, we may limit the number of Guarantee Period options available to three. We credit interest daily to amounts allocated to the MVA Option. We declare the rate at our sole discretion. We guarantee amounts allocated to the MVA Option at Guaranteed Interest Rates for the Guarantee Periods you select. These guaranteed amounts are subject to any applicable Withdrawal Charge, Market Value Adjustment or records maintenance charge. We will not change a Guaranteed Interest Rate for the duration of the Guarantee Period. However, Guaranteed Interest Rates for subsequent Guarantee Periods are set at our discretion. At the end of a Guarantee Period, a new Guarantee Period for the same duration starts, unless you timely elect another Guarantee Period. The interests under the Contract relating to the MVA Option are registered under the Securities Act of 1933 but are not registered under the Investment Company Act of 1940. (See "The MVA Option," page 9.)

   Transfers between Subaccounts are permitted before and after annuitization, subject to limitations. A transfer from a Guarantee Period is subject to a Market Value Adjustment unless effected within 15 days before or after the end of the existing Guarantee Period. (See "Transfer During Accumulation Period" and "Transfer During Annuity Period," pages 15 and 23, respectively.)

   You may withdraw up to 15% of the Contract Value in any Contract Year without a Withdrawal Charge. If you withdraw more than 15% of the Contract Value in any Contract Year, the amount in excess of 15% is subject to a Withdrawal Charge. The Withdrawal Charge is:

      .  6% in the first and second Contract Years,

      .  5% in the third and fourth Contract Years, and

      .  4% in the fifth and sixth Contract Years.

   However, in no event shall the aggregate Withdrawal Charges assessed against a Contract exceed 9% of the aggregate Purchase Payments made under the Contract. Withdrawals will have tax consequences, including income tax and in some circumstances an additional 10% penalty tax. Withdrawals are permitted from Contracts issued with Section 403(b) qualified plans only under limited circumstances. (See "Federal Income Taxes," page 24.)

   A Market Value Adjustment also applies to any withdrawal (except during the "free look" period), transfer, purchase of an annuity option and to death benefit payments made more than fifteen days before or fifteen days after the end of a Guarantee Period in the MVA Option. The Market Value Adjustment is applied to the amount being withdrawn before deduction of any applicable Withdrawal Charges. (See "The Contracts," page 13.)

   Contract charges include:

      .  mortality and expense risk charges,

      .  administrative expenses,

      .  records maintenance charges,

      .  Withdrawal Charges, and

      .  applicable premium taxes.

   (See "Charges Against the Separate Account," page 19.) In addition, the investment adviser to the Fund deducts varying charges from the assets of the Fund for which it provides investment advisory services. (See the Fund's prospectus for such information.)

   The Contract may be purchased as an Individual Retirement Annuity, Simplified Employee Pension--IRA, Roth Individual Retirement Annuity, tax sheltered annuity, deferred compensation plan, and as a nonqualified annuity. (See "Taxation of Annuities in General," page 24 and "Qualified Plans," page 27.)

   You may examine a Contract and return it for a refund during the "free look" period. The length of the free look period will depend on the state in which the Contract is issued. However, it will be at least ten days from the date you receive the Contract. (See "The Contracts," page 13.) In addition, a special free look period applies in some circumstances to Contracts issued as Individual Retirement Annuities, Simplified Employee Pensions--IRAs or as Roth Individual Retirement Annuities.

                              SUMMARY OF EXPENSES

--------------------------------------------------------------------------------

    The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer cash value between Allocation Options. State premium taxes may also be deducted.

 Contract Owner Transaction Expenses

                  Sales Load Imposed on
                    Purchases (as a percentage
                    of Purchase Payments):.........    None
                  Maximum Withdrawal Charge
                    /(1)/
                  (as a percentage of Purchase
                    Payments):.....................      6%

                                                    Withdrawal
                     Contract Year of Withdrawal      Charge
                     ---------------------------    ----------
                     First year....................  6.00%
                     Second year...................  6.00%
                     Third year....................  5.00%
                     Fourth year...................  5.00%
                     Fifth year....................  4.00%
                     Sixth year....................  4.00%
                     Seventh year and following....  0.00%

                  Maximum Transfer Fee:............    None

 -------

/(1)/Each Contract Year, a Contract Owner may withdraw up to 15% of the Contract Value without a Withdrawal Charge. In certain circumstances, we may reduce or waive the Withdrawal Charge. See "Withdrawal Charge."

    The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Fund fees and expenses.

                    Annual Records Maintenance
                      Charge...................... $30/(2)/

 Separate Account Annual Expenses
 (as a percentage of average Separate Account Contract Value)

                 Mortality and Expense Risk Charge:..... 1.10%
                 Administration Charge:................. 0.15%
                                                         -----

                 Total Separate Account Annual Expenses: 1.25%
                                                         =====

 -------

/(2)/The Records Maintenance Charge applies to Contracts with Contract Value less than $50,000 on the date of assessment.

    The next table shows the minimum and maximum total operating expenses charged by the Fund that you may pay periodically during the time that you own the Contract. More detail concerning the Fund's fees and expenses is contained in the prospectus for the Fund.

Total Annual Fund Operating Expenses/(3)/                      Minimum --  Maximum
(expenses that are deducted from Fund assets, including
management fees, distribution and/or service (12b-1) fees, and other expenses, prior to any fee waivers or expense
reimbursements)...............................................  .54%   --   .85%

 -------

/(3)/The expenses shown are for the year ended December 31, 2002.

 THE FUND'S INVESTMENT MANAGER OR ADVISER PROVIDED THE ABOVE EXPENSES FOR THE FUNDS. WE HAVE NOT INDEPENDENTLY VERIFIED THE ACCURACY OF THE INFORMATION.

                                    EXAMPLE
--------------------------------------------------------------------------------

    This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, Contract fees, Separate Account annual expenses, and Fund fees and expenses.

    The Example assumes that you invest $10,000 in the Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the maximum fees and expenses of any of the Portfolios. In addition, this Example assumes no transfers were made and no premium taxes were deducted. If these arrangements were considered, the expenses shown would be higher. This Example also does not take into consideration any fee waiver or expense reimbursement arrangements of the Funds. If these arrangements were taken into consideration, the expenses shown would be lower.

   Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

    (1)If you surrender your Contract at the end of the applicable time period:

                        1 year 3 years 5 years 10 years
                        ------ ------- ------- --------
                         $837. $1,223  $1,624   $2,501


    (2)a. If you annuitize your Contract at the end of the applicable time period under Annuity Option 2, 3 or 4, or under annuity option 1 for a period of 5 years or more /(4)/:

                        1 year 3 years 5 years 10 years
                        ------ ------- ------- --------
                         $220.  $679   $1,165   $2,501


       b. If you annuitize your Contract at the end of the applicable time period under Annuity Option 1 for a period of less than 5 years /(4)/:

                        1 year 3 years 5 years 10 years
                        ------ ------- ------- --------
                         $837. $1,223  $1,624   $2,501


    (3)If you do not surrender your Contract at the end of the applicable time period:

                        1 year 3 years 5 years 10 years
                        ------ ------- ------- --------
                         $220.  $679   $1,165   $2,501

 -------
/(4)/Withdrawal Charges do not apply if the Contract is annuitized under Annuity Option 2, 3, or 4, or under Annuity Option 1 for a period of 5 years or more.

    The fee table and example should not be considered a representation of past or future expenses and charges of the Subaccounts. Your actual expenses may be greater or less than those shown. The example does not include the deduction of state premium taxes, which may be assessed before or upon annuitization or any taxes or penalties you may be required to pay if you surrender the Contract. Similarly, the 5% annual rate of return assumed in the example is not intended to be representative of past or future performance of any Subaccount.

                        CONDENSED FINANCIAL INFORMATION

   The following condensed financial information is derived from the financial statements of the Separate Account. The data should be read in conjunction with the financial statements, related notes and other financial information included in the Statement of Additional Information.

   Selected data for accumulation units outstanding as of the year ended December 31st for each period:

                Subaccount                    2002    2001    2000    1999    1998    1997    1996   1995   1994   1993
                ----------                   ------- ------- ------- ------- ------- ------- ------ ------ ------ ------
Scudder Blue Chip Subaccount
   Accumulation unit value at beginning
    of period*...........................    $ 1.164 $ 1.400 $ 1.539 $ 1.244 $ 1.106     $--    $--    $--    $--    $--
   Accumulation unit value at end
    of period............................    $ 0.896 $ 1.164 $ 1.400 $ 1.539 $ 1.244 $ 1.106    $--    $--    $--    $--
   Number of accumulation units
    Outstanding at end of period
    (000's omitted)......................      6,410   7,716   8,904   9,100   6,025   1,879     --     --     --     --
Scudder Contrarian Value Subaccount
   Accumulation unit value at beginning
    of period*...........................      1.806   1.796   1.566   1.765   1.499   1.164     --     --     --     --
   Accumulation unit value at end
    of period............................      1.517   1.806   1.796   1.566   1.765   1.499  1.164     --     --     --
   Number of accumulation units
    outstanding at end of period
    (000's omitted)......................      9,570  12,953  15,188  22,790  26,480  23,349 11,193     --     --     --
Scudder Fixed Income (formerly Scudder
 Investment Grade Bond) Subaccount
   Accumulation unit value at beginning of
    period*..............................      1.293   1.238   1.141   1.179   1.106   1.027     --     --     --     --
   Accumulation unit value at end
    of period............................      1.379   1.293   1.238   1.141   1.179   1.106  1.027     --     --     --
   Number of accumulation units
    Outstanding at end of period
    (000's omitted)......................      2,954   4,061   5,728   4,655   4,945   3,586  1,381     --     --     --
Scudder Government Securities Subaccount
   Accumulation unit value at beginning of
    period*..............................      1.661   1.565   1.429   1.437   1.359   1.263  1.247  1.061  1.104  1.050
   Accumulation unit value at end
    of period............................      1.773   1.661   1.565   1.429   1.437   1.359  1.263  1.247  1.061  1.104
   Number of accumulation units
    outstanding at end of period
    (000's omitted)......................      8,674   9,259  10,677  14,590  18,658  19,445 21,355 21,288 24,760 28,414
Scudder Growth Subaccount
   Accumulation unit value at beginning
    of period*...........................      1.951   2.543   3.181   2.349   2.066   1.724  1.436  1.093  1.153  1.018
   Accumulation unit value at end
    of period............................      1.360   1.951   2.543   3.181   2.349   2.066  1.724  1.436  1.093  1.153
   Number of accumulation units
    outstanding at end of period
    (000's omitted)......................     18,089  23,754  31,434  36,866  47,066  53,984 59,737 55,059 55,308 37,678
Scudder High Income (formerly Scudder High
 Yield ) Subaccount
   Accumulation unit value at beginning
    of period*...........................      1.740   1.717   1.903   1.887   1.883   1.708  1.515  1.308  1.354  1.143
   Accumulation unit value at end
    of period............................      1.713   1.740   1.717   1.903   1.887   1.883  1.708  1.515  1.308  1.354
   Number of accumulation units
    outstanding at end of period
    (000's omitted)......................     17,637  21,690  26,379  35,919  47,782  53,550 49,626 37,502 28,545 22,109
Scudder International Select Equity
 Subaccount
   Accumulation unit value at beginning
    of period*...........................      1.556   2.085   2.655   1.845   1.698   1.571  1.365  1.225  1.287   .981
   Accumulation unit value at end
    of period............................      1.330   1.556   2.085   2.655   1.845   1.698  1.571  1.365  1.225  1.287
   Number of accumulation units
    Outstanding at end of period
    (000's omitted)......................      8,759  11,212  15,329  20,094  25,265  28,090 27,660 20,930 21,035 12,503

              Subaccount                   2002    2001    2000    1999    1998    1997    1996    1995    1994    1993
              ----------                  ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
Scudder Money Market Subaccount #1
   Accumulation unit value at Beginning
    of period*........................    $ 1.385 $ 1.351 $ 1.290 $ 1.245 $ 1.199 $ 1.153 $ 1.112 $ 1.065 $ 1.037 $ 1.021
   Accumulation unit value at end
    of period.........................    $ 1.386 $ 1.385 $ 1.351 $ 1.290 $ 1.245 $ 1.199 $ 1.153 $ 1.112 $ 1.065 $ 1.037
   Number of accumulation units
    Outstanding at end of period
    (000's omitted)...................      7,628   9,603  11,389  22,203  28,318  20,687  12,271   8,710  14,423   5,757
Scudder Money Market Subaccount #2
   Accumulation unit value at Beginning
    of period*........................      1.568   1.511   1.424   1.358   1.292   1.227   1.168   1.105   1.063   1.034
   Accumulation unit value at end
    of period.........................      1.589   1.568   1.511   1.424   1.358   1.292   1.227   1.168   1.105   1.063
   Number of accumulation units
    Outstanding at end of period
    (000's omitted)...................         33     121     265     994   3,312   4,951   6,923   1,981   3,333   3,033
Scudder Small Cap Growth Subaccount
   Accumulation unit value at Beginning
    of period*........................      2.139   3.042   3.449   2.595   2.220   1.675   1.324   1.031      --      --
   Accumulation unit value at end
    of period.........................      1.405   2.139   3.042   3.449   2.595   2.220   1.675   1.324   1.031      --
   Number of accumulation units
    Outstanding at end of period
    (000's omitted)...................      5,009   6,477   8,509   9,080  11,182  11,754  10,280   5,316   2,637      --
Scudder Strategic Income Subaccount
   Accumulation unit value at Beginning
    of period*........................      1.095   1.054   1.040   1.118   1.020      --      --      --      --      --
   Accumulation unit value at end
    of period.........................      1.204   1.095   1.054   1.040   1.118   1.020      --      --      --      --
   Number of accumulation units
    Outstanding at end of period
    (000's omitted)...................        290     533     192     264   1,206     319      --      --      --      --
Scudder Total Return Subaccount
   Accumulation unit value at Beginning
    of period*........................      1.939   2.090   2.173   1.917   1.685   1.423   1.234    .991   1.109   1.002
   Accumulation unit value at end
    of period.........................      1.624   1.939   2.090   2.173   1.917   1.685   1.423   1.234    .991   1.109
   Number of accumulation units
    Outstanding at end of period
    (000's omitted)...................     25,723  34,091  36,660  47,741  61,104  72,701  73,747  65,648  68,207  51,444
SVS Dreman Small Cap Value Subaccount
   Accumulation unit value at Beginning
    of period*........................      1.291   1.111   1.081   1.065   1.215   1.010      --      --      --      --
   Accumulation unit value at end
    of period.........................      1.130   1.291   1.111   1.081   1.065   1.215   1.010      --      --      --
   Number of accumulation units
    Outstanding at end of period
    (000's omitted)...................      6,833   7,547   8,217  11,299  15,683  15,213   8,113      --      --      --
SVS Focus Value+Growth Subaccount
   Accumulation unit value at Beginning
    of period*........................      1.544   1.826   1.924   1.672   1.408   1.137      --      --      --      --
   Accumulation unit value at end
    of period.........................      1.130   1.544   1.826   1.924   1.672   1.408   1.137      --      --      --
   Number of accumulation units
    Outstanding at end of period
    (000's omitted)...................      6,081   8,253   9,990  13,294  17,452  13,973   7,220      --      --      --

--------
   * Commencement of Offering on January 6, 1992.
  ** Commencement of Offering on May 2, 1994 at initial accumulation unit value of $1,000.
 *** Commencement of Offering on May 1, 1996 at initial accumulation unit value of $1,000.
**** Commencement of Offering on May 1, 1997 at initial accumulation unit value of $1,000.

           KILICO, THE MVA OPTION, THE SEPARATE ACCOUNT AND THE FUND

Kemper Investors Life Insurance Company

   We were organized in 1947 and are a stock life insurance company organized under the laws of the State of Illinois. Our offices are located at 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801. We offer annuity and life insurance products and are admitted to do business in the District of Columbia and all states except New York. We are a wholly-owned subsidiary of Kemper Corporation, a nonoperating holding company. Kemper Corporation is a wholly-owned subsidiary of Zurich Group Holdings ("ZGH"), a Swiss holding company. ZGH is owned by Zurich Financial Services ("ZFS"), a Swiss holding company.

The MVA Option

   You may allocate amounts in the Market Value Adjustment ("MVA") Option to one or more Guarantee Periods with durations of one to ten years during the Accumulation Period. The MVA Option may not be available in all states. At our discretion, we may offer additional Guarantee Periods or limit, for new Contracts, the number of Guarantee Periods available to three.

   The amounts allocated to the MVA Option under the Contracts are invested under the laws regulating our General Account. Assets supporting the amounts allocated to Guarantee Periods are held in a "non-unitized" separate account. However, our General Account assets are available to fund benefits under the Contracts. A non-unitized separate account is a separate account in which you do not participate in the performance of the assets through unit values. There are no discrete units for this separate account. The assets of the non-unitized separate account are held as reserves for our guaranteed obligations. The assets of the separate account are not chargeable with liabilities arising out of the business conducted by any other separate account or out of any other business we may conduct.

   State insurance laws concerning the nature and quality of investments regulate our General Account investments and any non-unitized separate account investments. These laws generally permit investment in federal, state and municipal obligations, preferred and common stocks, corporate bonds, real estate mortgages, real estate and certain other investments.

   We consider the return available on the instruments in which Contract proceeds are invested when establishing Guaranteed Interest Rates. This return is only one of many factors considered in establishing Guaranteed Interest Rates. (See "The Accumulation Period--Establishment of Guaranteed Interest Rates.")

   Our investment strategy for the non-unitized separate account is generally to match Guarantee Period liabilities with assets, such as debt instruments. We expect to invest in debt instruments such as:

      . securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government;

      . debt securities which have an investment grade, at the time of purchase, within the four (4) highest grades assigned by Moody's Investors Services, Inc. ("Moody's") (Aaa, Aa, A or Baa), Standard & Poor's Corporation ("Standard & Poor's") (AAA, AA, A or BBB), or any other nationally recognized rating service;

      . other debt instruments including issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's or Standard & Poor's, are deemed by our management to have an investment quality comparable to securities which may be otherwise purchased; and

      .  options and futures transactions on fixed income securities.

   Our invested assets portfolio at December 31, 2002 included approximately
85.7 percent in U.S. Treasuries, investment grade corporate, foreign and municipal bonds, and commercial paper, 2.4 percent in below investment grade (high risk) bonds, 4.6 percent in mortgage loans and other real estate-related investments and 7.3 percent in all other investments.

   We are not obligated to invest the amounts allocated to the MVA Option according to any particular strategy, except as state insurance laws may require. For more information concerning our General Account assets, consult our Annual Report For the Fiscal Year ended December 31, 2002. (See "Annual Reports and Other Documents.")

The Separate Account

   We established the KILICO Variable Annuity Separate Account on May 29, 1981 pursuant to Illinois law as the KILICO Money Market Separate Account. The SEC does not supervise the management, investment practices or policies of the Separate Account or KILICO.

   Benefits provided under the Contracts are our obligations. Although the assets in the Separate Account are our property, they are held separately from our other assets and are not chargeable with liabilities arising out of any other business we may conduct. Income, capital gains and capital losses, whether or not realized, from the assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to the income, capital gains and capital losses arising out of any other business we may conduct.

   Thirteen Subaccounts of the Separate Account are currently available. Each Subaccount invests exclusively in shares of one of the corresponding Portfolios. We may add or delete Subaccounts in the future.

   The Separate Account purchases and redeems shares from the Fund at net asset value. We redeem shares of the Fund as necessary to provide benefits, to deduct Contract charges and to transfer assets from one Subaccount to another as you request. All dividends and capital gains distributions received by the Separate Account from a Portfolio are reinvested in that Portfolio at net asset value and retained as assets of the corresponding Subaccount.

   The Separate Account's financial statements appear in the Statement of Additional Information.

The Fund

   The Separate Account invests in shares of Scudder Variable Series II.

   The Fund provides investment vehicles for variable life insurance and variable annuity contracts. Shares of the Fund are sold only to insurance company separate accounts and qualified retirement plans. Shares of the Fund may be sold to separate accounts of other insurance companies, whether or not affiliated with us. It is conceivable that in the future it may be disadvantageous for variable life insurance separate accounts and variable annuity separate accounts of companies unaffiliated with us, or for variable life insurance separate accounts, variable annuity separate accounts and qualified retirement plans to invest simultaneously in the Fund. Currently, we do not foresee disadvantages to variable life insurance owners, variable annuity owners or qualified retirement plans. The Fund monitors events for material conflicts between owners and determines what action, if any, should be taken. In addition, if we believe that the Fund's response to any of those events or conflicts insufficiently protects Owners, we will take appropriate action.

   The Fund consists of separate Portfolios. The assets of each Portfolio are held separate from the assets of the other Portfolios, and each Portfolio has its own distinct investment objective and policies. Each Portfolio operates as a separate investment fund, and the investment performance of one Portfolio has no effect on the investment performance of any other Portfolio.

   The thirteen Portfolios of the Fund are summarized below:

   Scudder Blue Chip Portfolio seeks growth of capital and of income.

   Scudder Contrarian Value Portfolio seeks to achieve a high rate of total return.

   Scudder Fixed Income (formerly Scudder Investment Grade Bond) Portfolio seeks high current income.

   Scudder Government Securities Portfolio seeks high current return consistent with preservation of capital.

   Scudder Growth Portfolio seeks maximum appreciation of capital.

   Scudder High Income (formerly Scudder High Yield) Portfolio seeks to provide a high level of current income.

   Scudder International Select Equity Portfolio seeks capital appreciation.

   Scudder Money Market Portfolio seeks maximum current income to the extent consistent with stability of principal.

   Scudder Small Cap Growth Portfolio seeks maximum appreciation of investors' capital.

   Scudder Strategic Income Portfolio seeks high current return.

   Scudder Total Return Portfolio seeks a high total return, a combination of income and capital appreciation.

   SVS Dreman Small Cap Value Portfolio seeks long-term capital appreciation.

   SVS Focus Value+Growth Portfolio seeks growth of capital through a portfolio of growth and value stocks. A secondary objective of the Portfolio is the reduction of risk over a full market cycle compared to a portfolio of only growth stocks or only value stocks.

   The Portfolios of the Fund may not achieve their stated objective. More detailed information, including a description of risks involved in investing in the Portfolios, is found in the Fund's prospectus accompanying this Prospectus, and statement of additional information available from us upon request.

   Responsibility for overall management of the Fund rests with the board of trustees and officers of the Fund. Deutsche Investment Management Americas Inc. is the investment manager for each of the Portfolios. Dreman Value Management L.L.C. is the subadviser for the SVS Dreman Small Cap Value Portfolio and the value portion of the SVS Focus Value+Growth Portfolio. Jennison Associates LLC is the subadviser for the growth portion of the SVS Focus Value+Growth Portfolio.

Change of Investments

   We reserve the right to make additions to, deletions from, or substitutions for the shares held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any of the Portfolios and to substitute shares of another portfolio or of another investment company, if the shares of a Portfolio are no longer available for investment, or if in our judgment further investment in any Portfolio becomes inappropriate. We will not substitute any shares attributable to your interest in a Subaccount without prior notice and the SEC's prior approval, if required. The Separate Account may purchase other securities for other series or classes of contracts or may permit a conversion between series or classes of contracts on the basis of requests made by Owners.

   We may establish additional subaccounts of the Separate Account, each of which would invest in a new portfolio of the Fund, or in shares of another investment company. New subaccounts may be established when, in our discretion, marketing needs or investment conditions warrant. New subaccounts may be made available to existing Owners as we determine. We may also eliminate or combine one or more subaccounts, transfer assets, or substitute one subaccount for another subaccount, if, in our discretion, marketing, tax, or investment conditions warrant. We will notify all Owners of these changes.

   If we deem it to be in the best interests of persons having voting rights under the Contract, the Separate Account may be: (a) operated as a management company under the Investment Company Act of 1940 ("1940 Act"); (b) deregistered under the 1940 Act in the event such registration is no longer required; or (c) combined with our other separate accounts. To the extent permitted by law, we may transfer the assets of the Separate Account to another separate account or to the General Account.

Performance Information

   The Separate Account may advertise several types of performance information for the Subaccounts. All Subaccounts may advertise standardized "average annual total return" and nonstandardized "total return."

The Scudder Fixed Income (formerly Scudder Investment Grade Bond), Scudder Government Securities Subaccount, Scudder High Income (formerly Scudder High Yield) Subaccount. Subaccount may also advertise "yield". The Scudder Money Market Subaccount may advertise "yield" and "effective yield." Each of these figures is based upon historical earnings and is not necessarily representative of Subaccount's future performance.

   Standardized average annual total return and nonstandardized total return calculations measure a Subaccount's net income plus the effect of any realized or unrealized appreciation or depreciation of the Subaccount's underlying investments. Standardized average annual total return will be quoted for periods of at least one year, five years and ten years, if applicable. Nonstandardized total return will be quoted for periods of at least one year, three years, five years and ten years. In addition, we will show standardized average annual total return for the life of the Subaccount. We will show nonstandardized total return for the life of the Portfolio, meaning the time the underlying Portfolio has been in existence. Standardized average annual total return will be current to the most recent calendar quarter. Nonstandardized total return will be current to most recent calendar month. Standardized average annual total return figures are annualized and, therefore, represent the average annual percentage change in the value of a Subaccount investment over the applicable period. Nonstandardized total return may include annualized and nonannualized (cumulative) figures. Nonannualized figures represent the actual percentage change over the applicable period.

   Yield is a measure of the net dividend and interest income earned over a specific one month or 30-day period (seven-day period for the Scudder Money Market Subaccount) expressed as a percentage of the value of the Subaccount's Accumulation Units. Yield is an annualized figure, which means that it is assumed that the Subaccount generates the same level of net income over a one year period, compounded on a semi-annual basis. The effective yield for the Scudder Money Market Subaccount is calculated similarly, but includes the effect of assumed compounding calculated under rules prescribed by the SEC. The Scudder Money Market Subaccount's effective yield will be slightly higher than its yield due to this compounding effect.

   The Subaccounts' performance figures and Accumulation Unit values fluctuate. You may redeem Subaccount units at Accumulation Unit value, which may be more or less than original cost. The standardized performance figures reflect the deduction of all expenses and fees, including a prorated portion of the Records Maintenance Charge. The nonstandardized performance figures reflect the deduction of all expenses and fees, excluding a prorated portion of the Records Maintenance Charge. Redemptions within the first six years may be subject to a Withdrawal Charge that ranges from 6% the first year to 0% after seven years. Yield, effective yield and nonstandardized total return figures do not include the effect of any Withdrawal Charge that may be imposed upon the redemption of units, and thus may be higher than if such charges were deducted. Standardized average annual total return figures include the effect of the applicable Withdrawal Charge that may be imposed at the end of the period.

   The Subaccounts may be compared to relevant indices and performance data from independent sources, including, but not limited to, the Dow Jones Industrial Average, the Standard & Poor's 500 Stock Index, the Consumer Price Index, the CDA Certificate of Deposit Index, the Salomon Brothers High Grade Corporate Bond Index, the Lehman Brothers Government/Corporate Bond Index, the Merrill Lynch Government/Corporate Master Index, the Lehman Brothers Long Government/Corporate Bond Index, the Lehman Brothers Government/Corporate 1-3 Year Bond Index, the Standard & Poor's Midcap 400 Index, the NASDAQ Composite Index, the Russell 2000 Index and the Morgan Stanley Capital International Europe, Australia, Far East Index. Please note the differences and similarities between the investments that a Subaccount may purchase and the investments measured by the indexes which are listed above. In particular, it should be noted that the comparative information with regard to the index will not reflect the deduction of any Contract charges or fees. Similarly, the indexes are unmanaged and do not reflect the fees and expenses of management and acquisition costs. In addition, certificates of deposit may offer fixed or variable yields and principal is guaranteed and may be insured. The units of the Subaccounts are not insured. Also, the value of each Subaccount will fluctuate.

   From time to time, the Separate Account may quote information from publications such as Morningstar, Inc., The Wall Street Journal, Money Magazine, Forbes, Barron's, Fortune, The Chicago Tribune, USA Today, Institutional Investor, National Underwriter, Selling Life Insurance, Broker World, Registered Representative, Investment Advisor and VARDS.

   Additional information concerning a Subaccount's performance is provided in the Statement of Additional Information.

                                 THE CONTRACTS

A. General Information.

   The minimum initial Purchase Payment is $2,000, and the minimum subsequent Purchase Payment is $500. Cumulative Purchase Payments in excess of $1,000,000 require our prior approval.

   We may, at any time, amend the Contract in accordance with changes in the law, including applicable tax laws, regulations or rulings, and for other purposes.

   You may examine a Contract and return it for a refund during the "free look" period. The length of the free look period depends upon the state in which the Contract is issued. However, it will be at least ten days from the date you receive the Contract. The amount of the refund depends on the state in which the Contract is issued. Generally, it will be an amount at least equal to the Separate Account Contract Value plus amounts allocated to the Guarantee Periods on the date we receive the returned Contract, without any deduction for Withdrawal Charges or Records Maintenance Charges. Some states require the return of the Purchase Payment. In addition, a special free look period applies in some circumstances to Contracts issued as Individual Retirement Annuities, Simplified Employee Pensions--IRAs or as Roth Individual Retirement Annuities.

   During the Accumulation Period, you may assign the Contract or change a Beneficiary at any time by signing our form. No assignment or Beneficiary change is binding on us until we receive it. We assume no responsibility for the validity of the assignment or Beneficiary change. An assignment may subject you to immediate tax liability and a 10% tax penalty. (See "Tax Treatment of Withdrawals, Loans and Assignments.")

   Amounts payable during the Annuity Period may not be assigned or encumbered. In addition, to the extent permitted by law, annuity payments are not subject to levy, attachment or other judicial process for the payment of the payee's debts or obligations.

   You designate the Beneficiary. If you or the Annuitant dies, and no designated Beneficiary or contingent beneficiary is alive at that time, you or we will pay your or the Annuitant's estate.

   Under a Qualified Contract, the provisions of the applicable plan may prohibit a change of Beneficiary. Generally, an interest in a Qualified Contract may not be assigned.

                            THE ACCUMULATION PERIOD

A. Application of Purchase Payments.

   You select the allocation of Purchase Payments to the Subaccount(s) or Guarantee Periods. The amount of each Purchase Payment allocated to a Subaccount is based on the value of an Accumulation Unit, as computed after we receive the Purchase Payment. Generally, we determine the value of an Accumulation Unit by 3:00 p.m. Central time on each day that the New York Stock Exchange is open for trading. Purchase Payments allocated to a Guarantee Period or to the Fixed Account begin earning interest one day after we receive them. However, with respect to initial Purchase Payments, the amount is credited only after we determine to issue the Contract, but no later than the second day after we receive the Purchase Payment. After the initial purchase, we determine the number of Accumulation Units credited by dividing the Purchase Payment allocated to a Subaccount by the Subaccount's Accumulation Unit value, as computed after we receive the Purchase Payment.

   The number of Accumulation Units will not change due to investment experience. Accumulation Unit value varies to reflect the investment experience of the Subaccount and the assessment of charges against the Subaccount, other than the Records Maintenance Charge. The number of Accumulation Units and Guarantee Period Value is reduced when the Records Maintenance Charge is assessed.

   If we are not provided with information sufficient to establish a Contract or to properly credit the initial Purchase Payment, we will promptly request the necessary information. If the requested information is not furnished within 5 business days after we receive the initial Purchase Payment, or if we determine that we cannot issue the Contract within the 5 day period, we will return the initial Purchase Payment to you, unless you consent to our retaining the Purchase Payment until the application is completed.

B. Accumulation Unit Value.

   Each Subaccount has an Accumulation Unit value. When Purchase Payments or other amounts are allocated to a Subaccount, the number of units purchased is based on the Subaccount's Accumulation Unit value at the end of the current Valuation Period. When amounts are transferred out of or deducted from a Subaccount, units are redeemed in a similar manner.

   The Accumulation Unit value for each subsequent Valuation Period is the investment experience factor for that Valuation Period times the Accumulation Unit value for the preceding Valuation Period. Each Valuation Period has a single Accumulation Unit value which applies to each day in the Valuation Period.

   Each Subaccount has its own investment experience factor. The investment experience of the Separate Account is calculated by applying the investment experience factor to the Accumulation Unit value in each Subaccount during a Valuation Period.

   The investment experience factor of a Subaccount for any Valuation Period is determined by the following formula:

      (1 / 2) - 3, where:

      (1) is the net result of:

       . the net asset value per share of the investment held in the Subaccount determined at the end of the current Valuation Period; plus

       . the per share amount of any dividend or capital gain distributions made by the investments held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

       . a charge or credit for any taxes reserved for the current Valuation Period which we determine have resulted from the investment operations of the Subaccount;

      (2) is the net asset value per share of the investment held in the Subaccount determined at the end of the preceding Valuation Period; and

      (3) is the factor representing the mortality and expense risk and administration expense charges.

C. Guarantee Periods of the MVA Option.

   You may allocate Purchase Payments to one or more Guarantee Periods with durations of one to ten years. Each Guarantee Period has a Guaranteed Interest Rate which will not change during the Guarantee Period. Interest is credited daily at the effective annual rate.

   The following example illustrates how we credit Guarantee Period interest.

               EXAMPLE OF GUARANTEED INTEREST RATE ACCUMULATION

                       Purchase Payment........ $40,000
                       Guarantee Period........ 5 Years
                       Guaranteed Interest Rate 1.55% Effective Annual Rate

                         Interest Credited    Cumulative
                            During Year    Interest Credited
                    Year ----------------- -----------------
                     1..      $620.00          $  620.00
                     2..       629.61           1,249.61
                     3..       639.37           1,888.98
                     4..       649.28           2,538.26
                     5..       659.34           3,197.60

   Accumulated Value at the end of 5 years is:

                       $40,000 + $3,197.60 = $43,197.60

   Note: This example assumes that no withdrawals are made during the five-year period. If you make withdrawals or transfers during this period, Market Value Adjustments and Withdrawal Charges apply.

   The hypothetical interest rate is not intended to predict future Guaranteed Interest Rates. Actual Guaranteed Interest Rates for any Guarantee Period may be more or less than those shown.

   At the end of any Guarantee Period, we send written notice of the beginning of a new Guarantee Period. A new Guarantee Period for the same duration starts unless you elect another Guarantee Period within 15 days before or after the end of the terminating Guarantee Period. You may choose a different Guarantee Period by preauthorized telephone instructions or by giving us written notice. You should not select a new Guarantee Period extending beyond the Annuity Date. Otherwise, the Guarantee Period amount available for annuitization is subject to Market Value Adjustments and may be subject to Withdrawal Charges. (See "Market Value Adjustment" and "Withdrawal Charge" below.)

   The amount reinvested at the beginning of a new Guarantee Period is the Guarantee Period Value for the Guarantee Period just ended. The Guaranteed Interest Rate in effect when the new Guarantee Period begins applies for the duration of the new Guarantee Period.

   You may call us at 1-800-621-5001 or write to Kemper Investors Life Insurance Company, Customer Service, 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801 for the new Guaranteed Interest Rates.

D. Establishment of Guaranteed Interest Rates.

   We declare the Guaranteed Interest Rates for each of the ten durations of Guarantee Periods from time to time as market conditions dictate. Once established, rates are guaranteed for the respective Guarantee Periods. We advise you of the Guaranteed Interest Rate for a chosen Guarantee Period when we receive a Purchase Payment, when a transfer is effectuated or when a Guarantee Period renews. Withdrawals of Accumulated Guarantee Period Value are subject to Withdrawal Charges and Records Maintenance Charges and may be subject to a Market Value Adjustment. (See "Market Value Adjustment" below.)

   We have no specific formula for establishing the Guaranteed Interest Rates. The determination may be influenced by, but not necessarily correspond to, the current interest rate environment. We may also consider, among other factors, the duration of a Guarantee Period, regulatory and tax requirements, sales commissions and administrative expenses we bear, and general economic trends.

   We make the final determination of the Guaranteed Interest Rates to be declared.

   We cannot predict or guarantee the level of future Guaranteed Interest Rates.

E. Contract Value.

   On any Valuation Date during the Accumulation Period, Contract Value equals the total of:

      .  the number of Accumulation Units credited to each Subaccount, times

      . the value of a corresponding Accumulation Unit for each Subaccount, plus

      .  Accumulated Guarantee Period Value.

F. Transfer During Accumulation Period.

   During the Accumulation Period, you may transfer the Contract Value among the Subaccounts and the Guarantee Periods, subject to the following provisions:

      . the Contract Value transferred must be at least $1,000, unless the entire Subaccount or Guarantee Period Value is transferred;

      . you are limited to allocating Contract Value to a maximum of 16 Allocation Options (all Guarantee Periods are considered one allocation option) including 40 Guarantee Periods under the MVA Option;

      .  only one transfer is allowed every 15 days; and

      . the Contract Value remaining in a Subaccount or Guarantee Period must be at least $1,000, unless the total value is transferred.

   In addition, transfers of Guarantee Period Value are subject to Market Value Adjustment unless the transfer is made within 15 days before or after the end of the Guarantee Period. Because a transfer before the end of a Guarantee Period is subject to a Market Value Adjustment, the amount transferred from the Guarantee Period may be more or less than the requested dollar amount.

   We make transfers pursuant to written or telephone instructions specifying in detail the requested changes. Transfers involving a Subaccount are based upon the Accumulation Unit values, as calculated after we receive transfer instructions. We may suspend, modify or terminate the transfer privilege. We disclaim all liability if we follow good faith instructions given in accordance with our procedures, including requests for personal identifying information, that are designed to limit unauthorized use of the privilege. Therefore, you bear the risk of loss in the event of a fraudulent telephone transfer.

G. Market Timing.

   This Contract is not designed for professional market timing organizations, or other organizations or individuals engaged in market timing strategies in response to short-term fluctuations in the market, involving frequent transfers, or transfers representing a substantial percentage of the assets of any Subaccount. You should not purchase the Contract if you intend to engage in such market timing strategies. Market timing strategies may be disruptive to the Subaccounts and may be detrimental to Owners. Further, these short-term strategies are particularly inappropriate for attaining long-term retirement goals or for the protection of heirs. Consequently, we reserve the right, at our sole discretion and without prior notice, to take action when we identify market timing strategies detrimental to Owners.

H. Withdrawal During Accumulation Period.

   You may redeem some or all of the Contract Value minus previous withdrawals, plus or minus any applicable Market Value Adjustment and minus any Withdrawal Charge. Withdrawals will have tax consequences. (See "Federal Income Taxes.") A withdrawal of the entire Contract Value is called a surrender.

   In any Contract Year, you may withdraw up to 15% of the Contract Value without Withdrawal Charge. If you withdraw a larger amount, the excess amount withdrawn is subject to Withdrawal Charge.

   See "Contract Charges and Expenses--Withdrawal Charge" for a discussion of charges applicable to partial withdrawals and surrenders.

   If Contract Value is allocated to more than one Allocation Option, you must specify the source of the partial withdrawal. If you do not specify the source, we will process the withdrawal on a pro rata basis from all Allocation Options in which you have an interest. Partial withdrawals are subject to the following:

      . A Purchase Payment must be made 30 days before a partial withdrawal of such Purchase Payment is made.

      . The minimum withdrawal is $1,000 (before any Market Value Adjustment), or your entire interest in the investment option(s) from which withdrawal is requested.

      . You must leave at least $1,000 in each investment option from which the withdrawal is requested, unless the total value is withdrawn and the minimum Contract Value must be at least $2,500.

   Election to withdraw shall be made in writing to Kemper Investors Life Insurance Company, Customer Service, 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801 and should be accompanied by the Contract if surrender is requested. Withdrawal requests are processed only on days when the New York Stock Exchange is open. The Withdrawal Value attributable to the Subaccounts is determined on the basis on the Accumulation Unit values, as calculated after we receive the request. The Withdrawal Value attributable to the

Subaccounts is paid within seven days after we receive the request. However, we may suspend withdrawals or delay payment:

      .  during any period when the New York Stock Exchange is closed,

      . when trading in a Portfolio is restricted or the SEC determines that an emergency exists, or

      .  as the SEC by order may permit.

   For withdrawal requests from the MVA Option, we may defer any payment for up to six months, as permitted by state law. During the deferral period, we will continue to credit interest at the current Guaranteed Interest Rate for the same Guarantee Period.

I. Market Value Adjustment.

   Any withdrawal, transfer or annuitization of Guarantee Period Values, unless effected during the "free look" period or within 15 days before or after the end of a Guarantee Period, may be adjusted up or down by a Market Value Adjustment. The Market Value Adjustment applies before deduction of a Withdrawal Charge. The Market Value Adjustment also applies to death benefits payable upon your or the Annuitant's death.

   The Market Value Adjustment reflects the relationship between (a) the currently established interest rate ("Current Interest Rate") for a Guarantee Period equal to the remaining length of the Guarantee Period, rounded to the next higher number of complete years, and (b) the Guaranteed Interest Rate applicable to the amount being withdrawn. Generally, if the Guaranteed Interest Rate is the same or lower than the applicable Current Interest Rate, the Market Value Adjustment reduces Guarantee Period Value and results in a lower payment. Thus, if interest rates increase, the withdrawal could be less than the original Purchase Payment or the original amount allocated to a Guarantee Period. Conversely, if the Guaranteed Interest Rate is higher than the applicable Current Interest Rate, the Market Value Adjustment increases Guarantee Period Value and results in a higher payment.

   The Market Value Adjustment (MVA) uses this formula:


                  MVA = GPV X [[  (1 + 1) ]   /t/365/ -1  ]
                                  ----
                                  (1 + j)

   Where:

      I is the Guaranteed Interest Rate being credited to the Guarantee Period Value (GPV) subject to the Market Value Adjustment,

      J is the Current Interest Rate we declare, as of the effective date of the application of the Market Value Adjustment, for current allocations to a Guarantee Period the length of which is equal to the balance of the Guarantee Period for the Guarantee Period Value subject to the Market Value Adjustment, rounded to the next higher number of complete years, and

      t is the number of days remaining in the Guarantee Period.

   For an illustration showing an upward and a downward adjustment, see Appendix A.

J. Death Benefit.

   We pay a death benefit to the Beneficiary if any of the following occurs during the Accumulation Period:

      .  the Owner, who is also the Annuitant, dies,

      .  the Annuitant or the Owner dies when the Annuitant is not the Owner,

      .  a joint owner dies, or

      . the surviving joint Annuitant, when joint Annuitants are named and are not the Owners, dies.

   For Non-Qualified Contracts, if the Beneficiary is the Owner's surviving spouse, the surviving spouse may elect to be treated as the successor Owner of the Contract with no requirements to begin Death Benefit distribution.

   If a death benefit becomes payable because of the death of an Owner, it must be fully paid out within five years of the Owner's death, unless it is payable to the named Beneficiary over the Beneficiary's life or life expectancy, beginning no more than one year after the Owner's death. The death benefit proceeds applied to the annuity must be $4,000 or more.

   If the death benefit becomes payable because of the death of the Annuitant or joint Annuitant, it will be paid as selected by the named Beneficiary, including a lump sum withdrawal or Annuity Option, provided, in the case of an Annuity Option, that the death benefit proceeds are $4,000 or more.

   The death benefit payable under the Contract depends upon issue age of the Owner. However, in the case of a Contract issued where the Owner differs from the Annuitant, the death benefit issue age will be based on the age of the Owner or Annuitant, whichever is older.

   For a Contract issued to an Owner prior to age 66, the death benefit payable during the first six Contract Years will be Market Adjusted Value plus Separate Account Value as of the date we receive proof of death and return of the Contract, or the sum of all Purchase Payments (minus withdrawals and Withdrawal Charges) accumulated at 5% annually per Contract Year, whichever is greater. The death benefit payable at the end of the sixth Contract Year is the greater of Market Adjusted Value plus Separate Account Value as of the date we receive proof of death and return of the Contract, or the sum of all Purchase Payments (minus withdrawals and Withdrawal Charges) accumulated at 5% annually per Contract Year ("Minimum Death Benefit Value"). From the seventh Contract Year to the twelfth Contract Year, the death benefit payable during the Accumulation Period is the Market Adjusted Value plus Separate Account Value as of the date we receive proof of death and return of the Contract, or Minimum Death Benefit Value at the end of year six plus subsequent Purchase Payments minus withdrawals and Withdrawal Charges, whichever is greater. Every six years after the end of the twelfth Contract Year, the Minimum Death Benefit Value plus later Purchase Payments minus withdrawals and Withdrawal Charges is compared to Market Adjusted Value plus Separate Account Value and whichever is greater determines the new current Minimum Death Benefit Value for the next six Contract Years.

   For a Contract issued to an Owner age 66 and over, the death benefit payable during the Accumulation Period for the first six Contract Years is Market Adjusted Value plus Separate Account Value, or the sum of all Purchase Payments (minus withdrawals and Withdrawal Charges), whichever is greater. At the end of the sixth Contract Year, the Minimum Death Benefit Payable will be set for the remainder of the Accumulation Period at the greater of Market Adjusted Value plus Separate Account Value, or the sum of all Purchase Payments (minus withdrawals and Withdrawal Charges). For the remainder of the Accumulation Period, the Beneficiary will receive the greater of Market Adjusted Value plus Separate Account Value or the Minimum Death Benefit Value plus subsequent Purchase Payments minus withdrawals and Withdrawal Charges.

   The death benefit is payable upon our receipt at our Home Office of proof of death and return of the Contract, election of the method of payment, and sufficient information about the Beneficiary to make payment. The Beneficiary may receive a lump sum benefit, defer receipt of the benefit for up to 5 years or select an available Annuity Option if the proceeds are $4,000 or more.

                         CONTRACT CHARGES AND EXPENSES

   We deduct the following charges and expenses:

      .  mortality and expense risk charges,

      .  administrative expenses,

      .  records maintenance charges,

      .  Withdrawal Charges, and

      .  applicable premium taxes.

   Subject to certain expense limitations, you indirectly bear investment management fees and other Fund expenses.

A. Charges Against the Separate Account.

1. Mortality and Expense Risk Charge.

   We assess each Subaccount a daily asset charge for mortality and expense risks at a rate of 1.10% per annum. Variable Annuity payments reflect the investment experience of each Subaccount but are not affected by changes in actual mortality experience or by actual expenses we incur.

   The mortality risk we assume arises from two contractual obligations. First, if you or the Annuitant die before the Annuity Date, we may, in some cases, pay more than Contract Value. (See "Death Benefit", above) Second, when Annuity Options involving life contingencies are selected, we assume the risk that Annuitants will live beyond actuarial life expectancies.

   We also assume an expense risk. Actual expenses of administering the Contracts may exceed the amounts we recover from the Records Maintenance Charge or the administrative cost portion of the daily asset charge.

2. Administrative Costs.

   We assess each Subaccount a daily asset charge for administrative costs at a rate of .15% per annum. This charge reimburses us for expenses incurred for administering the Contracts. These expenses include Owner inquiries, changes in allocations, Owner reports, Contract maintenance costs, and data processing costs. The administrative charge covers the average anticipated administrative expenses incurred while the Contracts are in force. There is not necessarily a direct relationship between the amount of the charge and the administrative costs of the particular Contract.

B. Records Maintenance Charge.

   We deduct an annual Records Maintenance Charge of $30 during the Accumulation Period. The charge is assessed:

      .  at the end of each Contract Year,

      .  on Contract surrender, and

      .  upon annuitization.

   However, we do not deduct the Records Maintenance Charge for Contracts with Contract Value of at least $50,000 on the assessment date.

   This charge reimburses us for the expenses of establishing and maintaining Contract records. The Records Maintenance Charge reduces the net assets of each Subaccount and Guarantee Period.

   The Records Maintenance Charge is assessed equally among all investment options in which you have an interest.

C. Withdrawal Charge.

   We do not deduct a sales charge from any Purchase Payment. However, a Withdrawal Charge covers Contract sales expenses, including commissions and other promotion and acquisition expenses.

   Each Contract Year, you may withdraw up to 15% of the Contract Value without Withdrawal Charge. If you withdraw a larger amount, the excess amount withdrawn is subject to a Withdrawal Charge.

   The Withdrawal Charge applies in the first six Contract Years following each Purchase Payment as follows:

                                                           Withdrawal
           Contract Year in which Purchase Payment is made  Charges
           ----------------------------------------------- ----------
                        First.............................     6%
                        Second............................     6%
                        Third.............................     5%
                        Fourth............................     5%
                        Fifth.............................     4%
                        Sixth.............................     4%
                        Seventh and following.............     0%

   Purchase Payments are deemed surrendered in the order in which they were received.

   When a withdrawal is requested, you receive a check in the amount requested. If a Withdrawal Charge applies, Contract Value is reduced by the Withdrawal Charge, plus the dollar amount sent to you.

   Because application of the Withdrawal Charge depends in part on the date each Purchase Payment is made, you may be subject to a Withdrawal Charge, even though the Contract may have been issued many years earlier. (For additional details, see "Withdrawal During Accumulation Period.")

   Subject to certain exceptions and state approvals, Withdrawal Charges are not assessed on withdrawals:

      . after you have been confined in a hospital or skilled health care facility for at least thirty days and you remain confined at the time of the request; or

      . within thirty days following your discharge from a hospital or skilled health care facility after a confinement of at least thirty days.

   Restrictions and provisions related to the nursing care or hospitalization disability waivers are described in Contract endorsements.

   The Withdrawal Charge compensates us for Contract distribution expense. Currently, we anticipate Withdrawal Charges will not fully cover distribution expenses. Unrecovered distribution expenses may be recovered from our general assets. Those assets may include proceeds from the mortality and expense risk charges.

   The Withdrawal Charge also applies at annuitization to amounts attributable to Purchase Payments made within six Contract years or earlier of annuitization. No Withdrawal Charge applies upon annuitization if you select Annuity Options 2, 3 or 4 or if payments under Annuity Option 1 are scheduled to continue for at least five years. See "The Annuity Period--Annuity Options" for a discussion of the Annuity Options available.

   We may reduce or eliminate the Withdrawal Charge if we anticipate that we will incur lower sales expenses or perform fewer services because of economies due to the size of a group, the average contribution per participant, or the use of mass enrollment procedures. No Withdrawal Charge applies to Contracts sold to officers, directors and employees of KILICO and Scudder Variable Series II ("SVS II"), SVS II investment advisers and principal underwriter or certain affiliated companies, or to any trust, pension, profit-sharing or other benefit plan for such persons.

D. Investment Management Fees and Other Expenses.

   Each Portfolio's net asset value may reflect the deduction of investment management fees and general operating expenses. Subject to limitations, you indirectly bear these fees and expenses. (See "Summary of Expenses.") Further detail is provided in the attached prospectuses for the Portfolios and the Fund's statement of additional information.

E. State Premium Taxes.

   Certain state and local governments impose a premium tax ranging from 0% to 3.5% of Purchase Payments. If we pay state premium taxes, we may charge the amount paid against Contract Value upon annuitization, unless the tax was previously assessed. See "Appendix B--State Premium Tax Chart" in the Statement of Additional Information.

F. Exceptions.

   We may decrease the mortality and expense risk charge, the administration charge, and the Records Maintenance Charge without notice. However, we guarantee that they will not increase. We bear the risk that such charges will not cover our costs. On the other hand, should such charges exceed our costs, we will not refund any charges. Any profit is available for corporate purposes including, among other things, payment of distribution expenses.

   We may also offer reduced fees and charges, including but not limited to, Records Maintenance Charge and mortality and expense risk and administrative charges, for certain sales that may result in cost savings. Reductions in these fees and charges will not unfairly discriminate against any Owner.

                              THE ANNUITY PERIOD

   Contracts may be annuitized under one of several Annuity Options, which are available either on a fixed or variable basis. Annuity payments begin on the Annuity Date under the Annuity Option you select.

1. Annuity Payments.

   Annuity payments are based on:

      .  the annuity table specified in the Contract,

      .  the selected Annuity Option, and

      . the investment performance of the selected Subaccount(s) (if variable annuitization is elected).

   Under variable annuitization, the Annuitant receives the value of a fixed number of Annuity Units each month. An Annuity Unit's value reflects the investment performance of the Subaccount(s) selected. The amount of each annuity payment varies accordingly. Annuity payments may be subject to a Withdrawal Charge. (For additional details, see "Withdrawal Charge.")

2. Annuity Options.

   You may elect one of the Contract's Annuity Options. You may decide at any time (subject to the provisions of any applicable retirement plan and state variations) to begin annuity payments. You may change the Annuity Option before the Annuity Date. If no other Annuity Option is elected, monthly annuity payments are made in accordance with Option 3 below with a ten (10) year period certain. Generally, annuity payments are made in monthly installments. However, we may make a lump sum payment if the first monthly payment is less than $20. In this case, we may change the frequency of payments to quarterly, semiannual or annual intervals so that the initial payment is at least $20.

   The amount of periodic annuity payments may depend upon:

      .  the Annuity Option selected;

      .  the age of the payee; and

      .  the investment experience of the selected Subaccount(s).

   For example:

      . if Option 1, income for a specified period, is selected, shorter periods result in fewer payments with higher values.

      . if Option 2, life income, is selected, it is likely that each payment will be smaller than would result if income for a short period were specified.

      . if Option 3, life income with installments guaranteed, is selected, each payment will probably be smaller than would result if the life income option were selected.

      . if Option 4, the joint and survivor annuity, is selected, each payment is smaller than those measured by an individual life income option.

   The age of the payee also influences the amount of periodic annuity payments because an older payee is expected to have a shorter life span, resulting in larger payments. Finally, if you participate in a Subaccount with higher investment performance, it is likely you will receive a higher periodic payment.

   For Non-Qualified Contracts, if you die before the Annuity Date, available Annuity Options are limited. The Annuity Options available are:

      .  Option 2, or

      . Option 1 or 3 for a period no longer than the life expectancy of the Beneficiary (but not less than five years from your death).

   If the Beneficiary is not an individual, the entire interest must be distributed within five years of your death. The death benefit distribution must begin no later than one year from your death, unless a later date is prescribed by federal regulation.

Option 1--Income for Specified Period.

   Option 1 provides an annuity payable monthly for a selected number of years ranging from five to thirty. Upon the payee's death, if the Beneficiary is an individual, we automatically continue payments to the Beneficiary for the remainder of the period specified. If the Beneficiary is not an individual (e.g., an estate or trust), we pay the discounted value of the remaining payments in the specified period. Although there is no life contingency risk associated with Option 1, we continue to deduct the daily asset charges for mortality and expense risks and administrative costs in the same manner as with the other Annuity Options.

   Payees may elect to cancel all or part of the remaining payments due under Option 1. We will then pay the discounted value of the remaining payments.

Option 2--Life Income.

   Option 2 provides for an annuity over the lifetime of the payee. If Option 2 is elected, annuity payments terminate automatically and immediately on the payee's death without regard to the number or total amount of payments made. Thus, it is possible for an individual to receive only one payment if death occurred prior to the date the second payment was due.

Option 3--Life Income with Installments Guaranteed.

   Option 3 provides an annuity payable monthly during the payee's lifetime. However, Option 3 also provides for the automatic continuation of payments for the remainder of the specified period if the Beneficiary is an individual and payments have been made for less than the specified period. The period specified may be five, ten, fifteen or twenty years. If the Beneficiary is not an individual, we pay the discounted value of the remaining payments in the specified period.

Option 4--Joint and Survivor Annuity.

   Option 4 provides an annuity payable monthly while either payee is living. Upon either payee's death, the monthly income payable continues over the life of the surviving payee at a percentage specified when Option 4 is elected. Annuity payments terminate automatically and immediately upon the surviving payee's death without regard to the number or total amount of payments received.

3. Allocation of Annuity.

   You may elect payments on a fixed or variable basis, or a combination. Any Guarantee Period Value is annuitized on a fixed basis. Any Separate Account Contract Value is annuitized on a variable basis. The MVA Option is not available during the Annuity Period. You may exercise the transfer privilege during the Accumulation Period. Transfers during the Annuity Period are subject to certain limitations.

4. Transfer During Annuity Period.

   During the Annuity Period, the payee may, by written request, transfer Subaccount Value from one Subaccount to another Subaccount, subject to the following limitations:

      . Transfers to a Subaccount are prohibited during the first year of the Annuity Period; subsequent transfers are limited to one per year.

      .  All interest in a Subaccount must be transferred.

      . If we receive notice of transfer to a Subaccount more than seven days before an annuity payment date, the transfer is effective during the Valuation Period after the date we receive the notice.

      . If we receive notice of transfer to a Subaccount less than seven days before an annuity payment date, the transfer is effective during the Valuation Period after the annuity payment date.

      . Transfers to the General Account are available only on an anniversary of the first Annuity Date. We must receive notice at least thirty days prior to the anniversary.

   A Subaccount's Annuity Unit value is determined at the end of the Valuation Period preceding the effective date of the transfer. We may suspend, change or terminate the transfer privilege at any time.

5. Annuity Unit Value.

   Annuity Unit value is determined independently for each Subaccount.

   Annuity Unit value for any Valuation Period is:

      .  Annuity Unit value for the preceding Valuation Period, times

      .  the net investment factor for the current Valuation Period, times

      . an interest factor which offsets the 4% per annum rate of investment earnings assumed by the Contract's annuity tables.

   The net investment factor for a Subaccount for any Valuation Period is:

       . the Subaccount's Accumulation Unit value at the end of the current
         Valuation Period, plus or minus the per share charge or credit for taxes reserved; divided by

       . the Subaccount's Accumulation Unit value at the end of the preceding
         Valuation Period, plus or minus the per share charge or credit for taxes reserved; minus

      . the factor representing the mortality and expense risk and administrative costs charge.

6. First Periodic Payment Under Variable Annuity.

   When annuity payments begin, the value of your Contract interest is:

      . Accumulation Unit values at the end of the Valuation Period falling on the 20th or 7th day of the month before the first annuity payment is due, times

      . the number of Accumulation Units credited at the end of the Valuation Period, minus

      .  premium taxes and Withdrawal Charges.

   The first annuity payment is determined by multiplying the benefit per $1,000 of value shown in the applicable annuity table by the number of thousands of dollars of Contract Value.

   A 4% per annum rate of investment earnings is assumed by the Contract's annuity tables. If the actual net investment earnings rate exceeds 4% per annum, payments increase accordingly. Conversely, if the actual rate is less than 4% per annum, annuity payments decrease.

7. Subsequent Periodic Payments Under Variable Annuity.

   Subsequent annuity payments are determined by multiplying the number of Annuity Units by the Annuity Unit value at the Valuation Period before each annuity payment is due. The first annuity payment is divided by the Annuity Unit value as of the Annuity Date to establish the number of Annuity Units representing each annuity payment. This number does not change.

8. Fixed Annuity Payments.

   Each Fixed Annuity payment is determined from tables we prepare. These tables show the monthly payment for each $1,000 of Contract Value allocated to a Fixed Annuity. Payment is based on the Contract Value at the date before the annuity payment is due. Fixed Annuity payments do not change regardless of investment, mortality or expense experience.

9. Death Proceeds.

   If the payee dies after the Annuity Date while the Contract is in force, the death benefit, if any, depends upon the form of annuity payment in effect at the time of death. (See "Annuity Options.")

                             FEDERAL INCOME TAXES

A. Introduction

   This discussion is not exhaustive and is not intended as tax advice. A qualified tax adviser should always be consulted with regard to the application of the law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and the courts.

   This discussion does not address state or local tax consequences, nor federal estate or gift tax consequences, associated with buying a Contract. In addition, we make no guarantee regarding any tax treatment--federal, state, or local--of any Contract or of any transaction involving a Contract.

B. Our Tax Status

   We are taxed as a life insurance company and the operations of the Separate Account are treated as a part of our total operations. The Separate Account is not separately taxed as a "regulated investment company". Investment income and capital gains of the Separate Account are not taxed to the extent they are applied under a Contract. We do not anticipate that we will incur federal income tax liability attributable to the income and gains of the Separate Account, and therefore we do not intend to provide for these taxes. If we are taxed on investment income or capital gains of the Separate Account, then we may impose a charge against the Separate Account to provide for these taxes.

C. Taxation of Annuities in General

1. Tax Deferral During Accumulation Period

   Under the Code, except as described below, increases in the Contract Value of a Non-Qualified Contract are generally not taxable to you or the Annuitant until received as annuity payments or otherwise distributed. However, certain requirements must be satisfied for this general rule to apply, including:

      .  the Contract must be owned by an individual,

      .  Separate Account investments must be "adequately diversified",

      . we, rather than you, must be considered the owner of Separate Account assets for federal tax purposes, and

      . annuity payments must appropriately amortize Purchase Payments and Contract earnings.

   Non-Natural Owner. As a general rule, deferred annuity contracts held by "non-natural persons", such as corporations, trusts or similar entities, are not annuity contracts for federal income tax purposes. The investment income on these contracts is taxed each year as ordinary income received or accrued by the non-natural owner. There are exceptions to this general rule for non-natural owners. Contracts are generally treated as held by a natural person if the nominal owner is a trust or other entity holding the contract as an agent for a natural person. However, this special exception does not apply to an employer who is the nominal owner of a contract under a non-qualified deferred compensation plan for its employees.

   Additional exceptions to this rule include:

      .  certain contracts acquired by a decedent's estate,

      .  certain Qualified Contracts,

      .  certain contracts used with structured settlement agreements, and

      . certain contracts purchased with a single premium when the annuity starting date is no later than one year from contract purchase and substantially equal periodic payments are made at least annually.

   Diversification Requirements. For a contract to be treated as an annuity for federal income tax purposes, separate account investments must be "adequately diversified". The Treasury Secretary issued regulations prescribing standards for adequately diversifying separate account investments. If the separate account failed to comply with these diversification standards, the contract would not be treated as an annuity contract for federal income tax purposes and the owner would generally be taxed on the difference between the contract value and the purchase payments.

   Although we do not control Fund investments, we expect that each Portfolio of the Fund will comply with these regulations so that each Subaccount of the Separate Account will be considered "adequately diversified."

   Ownership Treatment. In certain circumstances, a variable annuity contract owner may be considered the owner of the assets of the separate account supporting the contract. In those circumstances, income and gains from separate account assets are includible in the owner's gross income. The Internal Revenue Service ("IRS"), in published rulings, stated that a variable contract owner will be considered the owner of separate account assets if the owner possesses the ability to exercise investment control over the assets. As of the date of this Prospectus, no comprehensive guidance has been issued by the IRS clarifying the circumstances when such investment control by a variable contract owner would exist. As a result, your right to allocate the Contract Value among the Subaccounts may cause you to be considered the owner of the assets of the Separate Account.

   We do not know what limits may be set forth in any guidance that the IRS may issue, or whether any such limits will apply to existing Contracts. We therefore reserve the right to modify the Contract as necessary to attempt to prevent you from being considered the owner of the Separate Account assets. However, there is no assurance that such efforts would be successful.

   Delayed Annuity Dates. If the Annuity Date occurs (or is scheduled to occur) when the Annuitant has reached an advanced age, e.g., past age 85, the Contract might not be treated as an annuity for federal income tax purposes. In that event, the income and gains under the Contract could be currently includible in your income.

   The following discussion assumes that the Contract is treated as an annuity contract for tax purposes and that we are treated as the owner of Separate Account assets.

2. Taxation of Partial and Full Withdrawals

   Partial withdrawals from a Non-Qualified Contract are includible in income to the extent the Contract Value exceeds the "investment in the contract." This amount is referred to as the "income on the contract". Full withdrawals are also includible in income to the extent they exceed the "investment in the contract." Investment in the contract equals the total of Purchase Payments minus any amounts previously received from the Contract that were not includible in your income.

   Any assignment or pledge (or agreement to assign or pledge) of Contract Value, is treated as a withdrawal. Investment in the contract is increased by the amount includible in income with respect to such assignment or pledge. If you transfer a contract interest, without adequate consideration, to someone other than your spouse (or to a former spouse incident to divorce), you will be taxed on the income on the contract. In this case, the transferee's investment in the contract is increased to reflect the increase in your income.

   The Contract's death benefit may exceed Purchase Payments or Contract Value. As described in this Prospectus, we impose certain charges with respect to the death benefit. It is possible that those charges (or some portion) could be treated as a partial withdrawal.

   There may be special income tax issues present in situations where the Owner and the Annuitant are not the same person and are not married to one another. A tax adviser should be consulted in those situations. There is some uncertainty regarding the treatment of the market value adjustment for purposes of computing the income of the contract. This uncertainty could result in the income of the contract being a greater (or lesser) amount.

3. Taxation of Annuity Payments

   Normally, the portion of each annuity payment taxable as income equals the payment minus the exclusion amount. The exclusion amount for variable annuity payments is the "investment in the contract" allocated to the variable annuity option and adjusted for any period certain or refund feature, divided by the number of payments expected to be made. The exclusion amount for fixed annuity payments is the payment times the ratio of the investment in the contract allocated to the fixed annuity option and adjusted for any period certain or refund feature, to the expected value of the fixed annuity payments.

   Once the total amount of the investment in the contract is excluded using these ratios, annuity payments will be fully taxable. If annuity payments stop because the annuitant dies before the total amount of the investment in the contract is recovered, the unrecovered amount generally is allowed as a deduction to the annuitant in the last taxable year.

4. Taxation of Death Benefits

   Amounts may be distributed upon your or the Annuitant's death. Before the Annuity Date, death benefits are includible in income and:

      .  if distributed in a lump sum are taxed like a full withdrawal, or

      .  if distributed under an Annuity Option are taxed like annuity payments.

   After the Annuity Date, where a guaranteed period exists and the Annuitant dies before the end of that period, payments made to the Beneficiary for the remainder of that period are includible in income as follows:

      . if received in a lump sum are includible in income to the extent they exceed the unrecovered investment in the contract, or

      . if distributed in accordance with the selected annuity option are fully excludable from income until the remaining investment in the contract is deemed to be recovered.

   Thereafter, all annuity payments are fully includible in income.

5. Penalty Tax on Premature Distributions

   A 10% penalty tax applies to a taxable payment from a Non-Qualified Contract unless:

      .  received on or after you reach age 59 1/2,

      .  attributable to your disability,

      . made to a Beneficiary after your death or, for non-natural Owners, after the primary Annuitant's death,

      . made as a series of substantially equal periodic payments (at least annually) for your life (or life expectancy) or for the joint lives (or joint life expectancies) of you and a designated beneficiary (within the meaning of the tax law),

      . made under a Contract purchased with a single premium when the annuity starting date is no later than 1 year from Contract purchase and substantially equal periodic payments are made at least annually, or

      .  made with annuities used with certain structured settlement agreements.

6. Aggregation of Contracts

   The taxable amount of an annuity payment or withdrawal from a Non-Qualified Contract may be determined by combining some or all of the Non-Qualified Contracts you own. For example, if you purchase a Contract and also purchase an immediate annuity at approximately the same time, the IRS may treat the two contracts as one contract. Similarly, if a person transfers part of his interest in one annuity contract to purchase another annuity contract, the IRS might treat the two contracts as one contract. In addition, if you purchase two or more deferred annuity contracts from the same company (or its affiliates) during any calendar year, these contracts are treated as one contract. The effects of this aggregation are not always clear. However, it could affect the taxable amount of an annuity payment or withdrawal and the amount which might be subject to the 10% penalty tax.

7. Loss of Interest Deduction Where Contracts are Held by or for the Benefit of Certain Non-Natural Persons

   For Contracts issued after June 8, 1997 to a non-natural owner, all or some portion of otherwise deductible interest may not be deductible by the owner. However, this interest deduction disallowance does not affect Contracts where the Owner is taxable each year on the investment income under the Contract. Entities considering purchasing the Contract, or entities that will be beneficiaries under a Contract, should consult a tax adviser.

D. Qualified Plans

   Qualified Contracts are used with retirement plans which receive favorable tax treatment as Individual Retirement Annuities, Simplified Employee Pensions--IRAs, Roth Individual Retirement Annuities, tax sheltered annuities, and certain deferred compensation plans ("qualified plans"). Numerous special tax rules apply to qualified plans and to Qualified Contracts. Therefore, we make no attempt to provide more than general information about use of Qualified Contracts. Persons intending to use the Contract in connection with qualified plans should consult a tax adviser.

   Under the Code, qualified plans generally enjoy tax-deferred accumulation of amounts invested in the plan. Therefore, in considering whether or not to purchase a Contract in a qualified plan, you should only consider the Contract's features other than tax deferral, including the availability of lifetime annuity payments and death benefit protection.

   The tax rules applicable to qualified plans vary according to the type, terms and conditions of the plan. For example, for both withdrawals and annuity payments under certain Qualified Contracts, there may be no "investment in the contract" and the total amount received may be taxable. Both the amount of the permitted contribution, and the corresponding deduction or exclusion, are limited under qualified plans. In Qualified Contracts, the Owner and Annuitant generally are the same individual. If a joint Annuitant is named and the Annuitant is alive, all distributions must be made to the Annuitant. Also, if the joint Annuitant is not the Annuitant's spouse, the annuity options may be limited, depending on the difference in their ages. Furthermore, the length of any Guarantee Period may be limited in some circumstances to satisfy certain minimum distribution requirements under the Code.

   Under the Code, Qualified Plans generally enjoy tax-deferred accumulation of amounts invested in the plan. Therefore, in considering whether or not to purchase a Contract in a Qualified Plan, you should only consider the Contract's other features, including the availability of lifetime annuity payments and death benefit protection.

   Qualified Contracts are subject to special rules specifying the time at which distributions must begin and the amount that must be distributed each year. In the case of Individual Retirement Annuities, distributions of minimum amounts must generally begin by April 1 of the calendar year following the calendar year in which the owner attains age 70 1/2. An excise tax is imposed for the failure to comply with the minimum distribution requirements. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution. The death benefit under your Contract may affect the amount of the minimum required distribution that must be taken from your Contract.

   A 10% penalty tax may apply to the taxable amount of payments from Qualified Contracts. For Individual Retirement Annuities, the penalty tax does not apply, for example, to a payment:

      .  received after you reach age 59 1/2,

      .  received after your death or because of your disability, or

      . made as a series of substantially equal periodic payments (at least annually) for your life (or life expectancy) or for the joint lives (or joint life expectancies) of you and your designated beneficiary.

   In addition, the penalty tax does not apply to certain distributions used for qualified first time home purchases or for higher education expenses. Special conditions must be met to qualify for these exceptions. If you wish to take a distribution for these purposes you should consult your tax adviser. Other exceptions may apply.

   Qualified Contracts are amended to conform to plan requirements. However, you are cautioned that the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, we are not bound by terms and conditions of qualified plans if they are inconsistent with the Contract.

1. Qualified Plan Types

   We may issue Contracts for the following types of qualified plans.

   Individual Retirement Annuities. The Code permits eligible individuals to contribute to an individual retirement annuity known as an "IRA." IRAs limit the amounts contributed, the persons eligible and the time when distributions start. Also, subject to direct rollover and mandatory withholding requirements, distributions from other types of qualified plans generally may be "rolled over" on a tax-deferred basis into an IRA. The Contract may not fund a "Coverdell Education Savings Account" (formerly known as an "Education IRA").

   Simplified Employee Pensions (SEP IRAs). The Code allows employers to establish simplified employee pension plans, using the employees' IRAs. Under these plans the employer may make limited deductible contributions on behalf of the employees to IRAs. Employers and employees intending to use the Contract in connection with these plans should consult a tax adviser.

   SIMPLE IRAs. The Code permits certain small employers to establish "SIMPLE retirement accounts," including SIMPLE IRAs, for their employees. Under SIMPLE IRAs, certain deductible contributions are made by both employees and employers. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence. Employers and employees intending to use the Contract in connection with these plans should consult a tax adviser.

   Roth IRAs. The Code permits contributions to an IRA known as a "Roth IRA." Roth IRAs differ from other IRAs in certain respects, including:

      .  Roth IRA contributions are never deductible,

      .  "qualified distributions" from a Roth IRA are excludable from income,

      .  mandatory distribution rules do not apply before death,

      . a rollover to a Roth IRA must be a "qualified rollover contribution" under the Code,

      .  special eligibility requirements apply, and

      . contributions to a Roth IRA can be made after the Owner has reached age 70 1/2.

   All or part of an IRA may be converted into a Roth IRA without taking an actual distribution. You may convert by notifying the IRA issuer or trustee. You must be eligible for a qualified rollover contribution to convert an IRA to a Roth IRA. A conversion typically results in the inclusion of some or all of the IRA value in gross income, except that the 10% penalty tax does not apply on the conversion. Persons with adjusted gross incomes in excess of $100,000 or who are married and file a separate return are not eligible to make a qualified rollover contribution or a transfer in a taxable year from a non-Roth IRA to a Roth IRA.

   Any "qualified distribution," as defined in Code Section 408A, from a Roth IRA is excludible from gross income. A qualified distribution includes a distribution made after you reach age 59 1/2, after your death, because of your disability, or made to a first-time homebuyer. A qualified distribution can only be made after the first five (5) tax years after the year for which you (or your spouse) made a contribution to any Roth IRA established for your benefit.

   Tax-Sheltered Annuities. Code Section 403(b) permits public school employees and employees of certain types of charitable, educational and scientific organizations to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities". If you purchase a Contract for such purposes, you should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts. In particular, you should consider that the Contract provides a death benefit that in certain circumstances may exceed the greater of the Purchase Payments and the Contract Value. It is possible that such death benefit could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in currently taxable income to you. In addition, there are limitations on the amount of incidental benefits that may be provided under a tax-sheltered annuity.

   Tax-sheltered annuity contracts must contain restrictions on withdrawals of:

      . contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988,

      .  earnings on those contributions, and

      . earnings after December 31, 1988 on amounts attributable to salary reduction contributions held as of December 31, 1988.

   These amounts can be paid only if you have reached age 59 1/2, severed employment, died, or become disabled (within the meaning of the tax law), or in the case of hardship (within the meaning of the tax law). Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon cannot be distributed on account of hardship. Amounts subject to the withdrawal restrictions applicable to Code Section 403(b)(7) custodial accounts may be subject to more stringent restrictions. (These limitations on withdrawals generally do not apply to the extent you direct us to transfer some or all of the Contract Value to the issuer of another tax-sheltered annuity or into a Code Section 403(b)(7) custodial account.) Additional restrictions may be imposed by the plan sponsor.

   Deferred Compensation Plans of State and Local Governments and Tax-Exempt Organizations. The Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Generally, a Contract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for federal income tax purposes. Those who intend to use the Contracts in connection with such plans should seek competent advice.

2. Direct Rollovers

   If the Contract is used with a retirement plan that is qualified under Code Sections 401(a), 403(a), or 403(b) of the Code or with an eligible deferred compensation plan that is qualified under Section 457(b), any "government eligible rollover distribution" from the Contract will be subject to "direct rollover" and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from such a qualified retirement plan, excluding certain amounts such as:

      .  minimum distributions required under Section 401(a)(9) of the Code, and

      . certain distributions for life, life expectancy, or for ten (10) years or more which are part of a "series of substantially equal periodic payments."

   Under these requirements, federal income tax equal to 20% of the eligible rollover distribution will be withheld from the amount of the distribution. Unlike withholding on certain other amounts distributed from the Contract, discussed below, you cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, you elect to have it directly transferred to certain types of qualified retirement plans. Prior to receiving an eligible rollover distribution, a notice will be provided explaining generally the direct rollover and mandatory withholding requirements and how to avoid withholding by electing a direct rollover.

E. Federal Income Tax Withholding

   We withhold and send to the U.S. Government a part of the taxable portion of each distribution unless the payee notifies us before distribution of an available election not to have any amounts withheld. In certain circumstances, we may be required to withhold tax. The withholding rates for the taxable portion of periodic annuity payments are the same as the withholding rates for wage payments. In addition, the withholding rate for the taxable portion of non-periodic payments (including withdrawals prior to the maturity date and conversions of, or rollovers from, non-Roth IRAs to Roth IRAs) is 10%. The withholding rate for eligible rollover distributions is 20%.

                           DISTRIBUTION OF CONTRACTS

   The Contracts are sold by licensed insurance agents in those states where the Contract may be lawfully sold. The agents are also registered representatives of registered broker-dealers who are members of the National Association of Securities Dealers, Inc. Sales commissions may vary, but are not expected to exceed 6.25% of Purchase Payments. In addition to commissions, we may pay additional promotional incentives, in the form of cash or other compensation, to selling broker-dealers. These incentives may be offered to certain licensed broker-dealers that sell or are expected to sell certain minimum amounts during specified time periods. The Contracts are distributed through the principal underwriter for the Separate Account:

                  Investors Brokerage Services, Inc. ("IBS")
                          1600 McConnor Parkway
                          Schaumburg, Illinois 60196-6801

   IBS is our wholly-owned subsidiary. IBS enters into selling group agreements with affiliated and unaffiliated broker-dealers. All of the investment options are not available to all Owners. The investment options are available only under Contracts that are sold or serviced by broker-dealers having a selling group agreement with IBS authorizing the sale of Contracts with the investment options specified in this Prospectus. Other distributors may sell and service contracts with different investment options.

                                 VOTING RIGHTS

   Proxy materials in connection with any Fund shareholder meeting are delivered to each Owner with Subaccount interests invested in the Fund as of the record date. Proxy materials include a voting instruction form. We vote all Fund shares proportionately in accordance with instructions received from Owners. We will also vote any Fund shares attributed to amounts we have accumulated in the Subaccounts in the same proportion that Owners vote. A Fund is not required to hold annual shareholders' meetings. Funds hold special meetings as required or deemed desirable for such purposes as electing trustees, changing fundamental policies or approving an investment advisory agreement.

   Owners have voting rights in a Portfolio based upon the Owner's proportionate interest in the corresponding Subaccount as measured by units. Owners have voting rights before surrender, the Annuity Date or the death of the Annuitant. Thereafter, the payee entitled to receive Variable Annuity payments has voting rights. During the Annuity Period, Annuitants' voting rights decrease as Annuity Units decrease.

                   REPORTS TO CONTRACT OWNERS AND INQUIRIES

   After each Contract anniversary, we send you a statement showing amounts credited to each Subaccount and to the Guarantee Period Value. In addition, if you transfer amounts among the investment options or make additional payments, you receive written confirmation of these transactions. We will also send a current statement upon your request. We also send you annual and semi-annual reports for the Portfolios that correspond to the Subaccounts in which you invest and a list of the securities held by that Portfolio. In addition, we calculate for you the portion of a total amount that must be invested in a selected Guarantee Period so that the portion grows to equal the original total amount at the expiration of the Guarantee Period.

   You may direct inquiries to the selling agent or may call 1-800-621-5001 or write to Kemper Investors Life Insurance Company, Customer Service, 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801.

                             DOLLAR COST AVERAGING

   We offer two different dollar cost averaging programs where you may predesignate a portion of Subaccount Value under a Contract to be automatically transferred on a monthly basis to one or more of the other Subaccounts during the Accumulation Period. The first dollar cost averaging program is available only for initial Purchase Payments and you must enroll in the program at the time the Contract is issued. You may allocate all or a portion of the initial Purchase Payment to Scudder Money Market Subaccount #2, which is the only Subaccount with no deduction for the 1.25% daily asset-based charge for mortality and expense risks and administrative costs. You must transfer all of the Subaccount Value out of Scudder Money Market Subaccount #2 to one or more of the other Subaccounts within three years from the initial Purchase Payment. If you terminate dollar cost averaging or do not deplete all Contract Value in Scudder Money Market Subaccount #2 within three years, we will automatically transfer any remaining Subaccount Value in Scudder Money Market Subaccount #2 to Scudder Money Market Subaccount #1.

   The other dollar cost averaging program is available for Purchase Payments and for Contract Value transferred into Scudder Money Market Subaccount #1 or Scudder Government Securities Subaccount. You may predesignate a portion of Subaccount Value to be automatically transferred on a monthly basis to one or more of the other Subaccounts. You may enroll in this program at the time the Contract is issued or anytime thereafter by properly completing the Dollar Cost Averaging enrollment form and returning it to us at our home office at least five business days prior to the second Tuesday of a month ("Transfer Date").

   Under each program, transfers will be made in the amounts you designated and must be at least $500 per Subaccount. The total Contract Value in the applicable Subaccount at the time dollar cost averaging is elected must be at least equal to the amount designated on each Transfer Date multiplied by the duration selected. Dollar cost averaging stops automatically if the Contract Value does not equal or exceed the amount designated to be transferred on each Transfer Date and the remaining amount will be transferred.

   Dollar cost averaging ends if:

      .  the number of designated monthly transfers has been completed,

      . Contract Value in the transferring account is insufficient to complete the next transfer; the remaining amount is transferred,

      . we receive your written termination at least two business days before the next Transfer Date, or

      .  the Contract is surrendered or annuitized.

   You may initiate, reinstate or change dollar cost averaging from Scudder Money Market Subaccount #1 or Scudder Government Securities Subaccount or change existing dollar cost averaging terms for Scudder Money Market Subaccount #2 by completing the new enrollment form and returning it to us at our home office at least 5 business days prior to the next Transfer Date such transfer is to be made.

   When utilizing dollar cost averaging you must be invested in Scudder Money Market Subaccount #1, Scudder Money Market Subaccount #2, or Scudder Government Securities Subaccount and may be invested in any other Subaccounts. Election of dollar dost averaging is not available during the Annuity Period.

                          SYSTEMATIC WITHDRAWAL PLAN

   We offer a Systematic Withdrawal Plan ("SWP") allowing you to pre-authorize periodic withdrawals during the Accumulation Period. You instruct us to withdraw selected amounts from the Subaccounts or Guarantee Periods on a monthly, quarterly, semi-annual or annual basis. The SWP is available when you request a minimum $100 periodic payment. A Market Value Adjustment applies to any withdrawals under the SWP from a Guarantee Period, unless effected within 15 days before or 15 days after the Guarantee Period ends. If the amounts distributed under the SWP from the Subaccounts or Guarantee Periods exceed the free withdrawal amount, the Withdrawal Charge is applied on any amounts exceeding the free withdrawal amount. Withdrawals taken under the SWP may be subject to the 10% tax penalty on early withdrawals and to income taxes and withholding. If you are interested in SWP, you may obtain an application and information concerning this program and its restrictions from us or your agent. We give 30 days' notice if we amend the SWP. The SWP may be terminated at any time by you or us.

                                    EXPERTS

   The consolidated balance sheets of KILICO as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income
(loss), stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2002, are incorporated in this Prospectus by reference to the Statement of Additional Information. The statements of assets, liabilities and contract owners' equity of the KILICO Variable Annuity Separate Account as of December 31, 2002, and the related statements of operations and changes in contract owners' equity for the periods indicated, are incorporated in this Prospectus by reference to the Statement of Additional Information. Both documents have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

   Legal matters with respect to our organization, our authority to issue annuity contracts and the validity of the Contract, have been passed upon by Debra P. Rezabek, our Executive Vice President, General Counsel and Corporate Secretary. Jorden Burt LLP, Washington, D.C., has advised us on certain legal matters concerning federal securities laws applicable to the issue and sale of the Contracts.

                            SPECIAL CONSIDERATIONS

   We reserve the right to amend the Contract to meet the requirements of federal or state laws or regulations. We will notify you in writing of these amendments.

   Your rights under a Contract may be assigned as provided by law. An assignment will not be binding upon us until we receive a written copy of the assignment. You are solely responsible for the validity or effect of any assignment. You, therefore, should consult a qualified tax adviser regarding the tax consequences, as an assignment may be a taxable event.

                             AVAILABLE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the SEC. These reports and other information can be inspected and copied at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and 500 West Madison, Suite 1400, Northwestern Atrium Center, Chicago, Illinois. Copies also can be obtained from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

   We have filed registration statements (the "Registration Statements") relating to the Contracts with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940. This Prospectus has been filed as part of the Registration Statements and does not contain all of the information set forth in the Registration Statements. These Registration Statements contain further information about us and the Contracts. The Registration Statements may be inspected and copied, and copies can be obtained at prescribed rates, as mentioned above.

                               LEGAL PROCEEDINGS

   KILICO has been named as defendant in certain lawsuits incidental to our insurance business. Based upon the advice of legal counsel, our management believes that the resolution of these various lawsuits will not result in any material adverse effect on our consolidated financial position.

            TABLE OF CONTENTS--STATEMENT OF ADDITIONAL INFORMATION

   The Statement of Additional Information, Table of Contents is: Services to the Separate Account; Performance Information of Subaccounts; State Regulation; Experts; Financial Statements; Report of Independent Accountants; Financial Statements of the Separate Account; Report of Independent Accountants; Financial Statements of KILICO; Appendix A Tables of Adjusted Accumulation Unit Values (Reflecting Current Changes) and Performance Information; and Appendix B State Premium Tax Chart. The Statement of Additional Information should be read in conjunction with this Prospectus.

                             FINANCIAL STATEMENTS

   The financial statements of KILICO and the Separate Account are set forth in the Statement of Additional Information. The financial statements of KILICO should be considered primarily as bearing on our ability to meet our obligations under the Contracts. The Contracts are not entitled to participate in our earnings, dividends or surplus.

                      ANNUAL REPORTS AND OTHER DOCUMENTS

   KILICO's annual report on Form 10K for the year ended December 31, 2002 is incorporated herein by reference, which means that it is legally a part of this Prospectus.

   After the date of this Prospectus and before we terminate the offering of the securities under this Prospectus, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 are also incorporated herein by reference, which means that they also legally become a part of this Prospectus.

   Statements in this Prospectus, or in documents that we file later with the SEC and that legally become a part of this Prospectus, may change or supersede statements in other documents that are legally part of this Prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this Prospectus.

   We file documents and reports under the Securities Exchange Act of 1934, including our annual and quarterly reports on Form 10K and Form 10Q, electronically on the SEC's "EDGAR" system using the identifying number CIK No. 0000353448. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You also can view these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For more information on the operations of the SEC's Public Reference Room, call 1-800-SEC-0330.

   If you have received a copy of this Prospectus, and would like a free copy of any document incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents), please write or call us at Kemper Investors Life Insurance Company, 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801 or 1-888-477-9700.

                                  APPENDIX A

                   ILLUSTRATION OF A MARKET VALUE ADJUSTMENT

               Purchase Payment........ $40,000
               Guarantee Period........ 5 Years
               Guaranteed Interest Rate 5% Annual Effective Rate

   The following examples illustrate how the Market Value Adjustment and the Withdrawal Charge may affect the values of a Contract upon a withdrawal. The 5% assumed Guaranteed Interest Rate is the rate required to be used in the "Summary of Expenses." In these examples, the withdrawal occurs one year after the Date of Issue. The Market Value Adjustment operates in a similar manner for transfers. No Withdrawal Charge applies to transfers.

   The Guarantee Period Value for this $40,000 Purchase Payment is $51,051.26 at the end of the five-year Guarantee Period. After one year, when the withdrawals occur in these examples, the Guarantee Period Value is $42,000.00. It is also assumed, for the purposes of these examples, that no prior partial withdrawals or transfers have occurred.

   The Market Value Adjustment will be based on the rate we are then crediting (at the time of the withdrawal) on new Contracts with the same Guarantee Period as the time remaining in your Guarantee Period rounded to the next higher number of complete years. One year after the Purchase Payment there would have been four years remaining in your Guarantee Period. These examples also show the Withdrawal Charge (if any) which would be calculated separately after the Market Value Adjustment.

Example of a Downward Market Value Adjustment

   A downward Market Value Adjustment results from a full or partial withdrawal that occurs when interest rates have increased. Assume interest rates have increased one year after the Purchase Payment and we are then crediting 6.5% for a four-year Guarantee Period. Upon a full withdrawal, the market value adjustment factor would be:

                            -.0726961*=[(1+.05)]/4/
                                           -------
                               [(1+.065+.005)]-1
   The Market Value Adjustment is a reduction of $3,053.24 from the Guarantee Period Value:

                       -3,053.24 = -.0726961 X 42,000.00

   The Market Adjusted Value would be:

                      $38,946.76 = $42,000.00 - $3,053.24

   A Withdrawal Charge of 6% would be assessed against the Market Adjusted Value in excess of the amount available as a free withdrawal. In this case, there are no prior withdrawals, so 15% of the Market Adjusted Value is not subject to a Withdrawal Charge. The Withdrawal Charge is thus:

                      $1,986.29 = $38,946.76 X .85 X .06

   Thus, the amount payable on a full withdrawal would be:

                      $36,960.48 = $38,946.76 - $1,986.29

   If instead of a full withdrawal, 50% of the Guarantee Period Value was withdrawn (partial withdrawal of 50%), the Market Value Adjustment would be 50% of that of the full withdrawal:

                      -$1,526.62 = -.0726961 X $21,000.00

   The Market Adjusted Value would be:

                      $19,473.38 = $21,000.00 - $1,526.62

--------
* Actual calculation utilizes 10 decimal places.

   The Withdrawal Charge of 6% would apply to the Market Adjusted Value being withdrawn, less 15% of the full Market Adjusted Value as there are no prior withdrawals:

                $819.68 = ($19,473.38 - .15 X $38,946.76) X .06

   Thus, the amount payable, net of Withdrawal Charges, on this partial withdrawal would be:

                       $18,653.70 = $19,473.38 - $819.68

Example of an Upward Market Value Adjustment

   An upward Market Value Adjustment results from a withdrawal that occurs when interest rates have decreased. Assume interest rates have decreased one year later and we are then crediting 4% for a four-year Guarantee Period. Upon a full withdrawal, the market value adjustment factor would be:

                           +.0192766 =[(1+.05)]/4 /
                                           -------
                               [(1 +.04+.005)]-1

   The Market Value Adjustment is an increase of $809.62 to the Guarantee Period Value:

                        $809.62 = $42,000.00 X .0192766

   The Market Adjusted Value would be:

                       $42,809.62 = $42,000.00 + $809.62

   A Withdrawal Charge of 6% would apply to the Market Adjusted Value being withdrawn, less 15% of the full Market Adjusted Value, as there were no prior withdrawals:

                      $2,183.29 = $42,809.62 X .85 X .06

   Thus, the amount payable on withdrawal would be:

                      $40,626.33 = $42,809.62 - $2,183.29

   If instead of a full withdrawal, 50% of the Guarantee Period Value was withdrawn (partial withdrawal of 50%), the Market Value Adjustment would be:

                        $404.81 = $21,000.00 X .0192766

   The Market Adjusted Value of $21,000.00 would be:

                       $21,404.81 = $21,000.00 X $404.81

   The Withdrawal Charge of 6% would apply to the Market Adjusted Value being withdrawn, less 15% of the full Market Adjusted Value as there are no prior withdrawals:

                 $899.00 = ($21,404.81 - 1 X $42,809.62) X .06

   Thus, the amount payable, net of Withdrawal Charges, on this partial withdrawal would be:

                       $20,505.81 = $21,404.81 - $899.00

   Actual Market Value Adjustment may have a greater or lesser impact than that shown in the Examples, depending on the actual change in interest crediting rates and the timing of the withdrawal or transfer in relation to the time remaining in the Guarantee Period.

                                  APPENDIX B

          KEMPER INVESTORS LIFE INSURANCE COMPANY DEFERRED FIXED AND VARIABLE ANNUITY IRA, ROTH IRA AND SIMPLE IRA DISCLOSURE STATEMENT

   This Disclosure Statement describes the statutory and regulatory provisions applicable to the operation of traditional Individual Retirement Annuities
(IRAs), Roth Individual Retirement Annuities (Roth IRAs) and Simple Individual Retirement Annuities (SIMPLE IRAs). Internal Revenue Service regulations require that this be given to each person desiring to establish an IRA, Roth IRA or a SIMPLE IRA. Except where otherwise indicated, IRA discussion includes Simplified Employee Pension IRAs (SEP IRAs). Further information can be obtained from Kemper Investors Life Insurance Company and from any district office of the Internal Revenue Service.

A. Revocation

   Within 7 days of the date you signed your enrollment application, you may revoke the Contract and receive back 100% of your money. To do so, write Kemper Investors Life Insurance Company, 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801, or call 1-800-621-5001.

B. Statutory Requirements

   This Contract is intended to meet the requirements of Section 408(b) of the Internal Revenue Code (Code), Section 408A of the Code for use as a Roth IRA, or of Section 408(p) of the Code for use as a SIMPLE IRA, whichever is applicable. The Contract has not been approved as to form for use as an IRA, Roth IRA or a SIMPLE IRA by the Internal Revenue Service. Such approval by the Internal Revenue Service is a determination only as to form of the Contract, and does not represent a determination on the merits of the Contract.

   1. The amount in your IRA, Roth IRA, and SIMPLE IRA, whichever is applicable, must be fully vested at all times and the entire interest of the owner must be nonforfeitable.

   2. The Contract must be nontransferable by the owner.

   3. The Contract must have flexible premiums.

   4. For IRAs and SIMPLE IRAs, you must start receiving distributions on or before April 1 of the year following the year in which you reach age 701/2 (the required beginning date) (see "Required Distributions"). However, Section 401(a)(9)(A) of the Code (relating to minimum distributions required to commence at age 701/2), and the incidental death benefit requirements of
Section 401(a) of the Code, do not apply to Roth IRAs.

   If you die before your entire interest in your Contract is distributed, unless otherwise permitted under applicable law, any remaining interest in the Contract must be distributed to your beneficiary by December 31 of the calendar year containing the fifth anniversary of your death; except that: (1) if the interest is payable to an individual who is your designated beneficiary (within the meaning of Section 401(a)(9) of the Code), the designated beneficiary may elect to receive the entire interest over his or her life, or over a period certain not extending beyond his or her life expectancy, commencing on or before December 31 of the calendar year immediately following the calendar year in which you die; and (2) if the sole designated beneficiary is your spouse, the Contract will be treated as his or her own IRA, or, where applicable, Roth IRA.

   5. Except in the case of a rollover contribution or a direct transfer (see "Rollovers and Direct Transfers"), or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP), all contributions to an IRA, Roth and SIMPLE IRA must be cash contributions which do not exceed certain limits.

   6. The Contract must be for the exclusive benefit of you and your beneficiaries.

C. Rollovers and Direct Transfers for IRAs and Simple IRAs

   1. A rollover is a tax-free transfer from one retirement program to another that you cannot deduct on your tax return. There are two kinds of tax-free rollover payments to an IRA. In one, you transfer amounts from another IRA. With the other, you transfer amounts from a qualified plan under Section 401(a) of the Code, a qualified annuity under Section 403(a) of the Code, a tax-sheltered annuity or custodial account under Section 403(b) of the Code, or a governmental plan under Section 457(b) of the Code (collectively referred to as "qualified employee benefit plans"). Tax-free rollovers can be made from a SIMPLE IRA or to a SIMPLE Individual Retirement Account under
Section 408(p) of the Code. An individual can make a tax-free rollover to an IRA from a SIMPLE IRA, or vice-versa, after a two-year period has expired since the individual first participated in a SIMPLE plan.

   2. You must complete the transfer by the 60th day after the day you receive the distribution from your IRA or other qualified employee benefit plan or SIMPLE IRA. The failure to satisfy this 60-day requirement may be waived by the Internal Revenue Service in certain circumstances.

   3. A rollover distribution may be made to you only once a year. The one-year period begins on the date you receive the rollover distribution, not on the date you roll it over (reinvest it).

   4. A trustee-to-trustee transfer to an IRA of funds in an IRA from one trustee or insurance company to another is not a rollover. It is a transfer that is not affected by the one-year waiting period.

   5. All or a part of the premium for this Contract used as an IRA may be paid from a rollover from an IRA or qualified employee benefit plan or from a trustee-to-trustee transfer from another IRA. All or part of the premium for this Contract used as a SIMPLE IRA may be paid from a rollover from a SIMPLE Individual Retirement Account or, to the extent permitted by law, from a direct transfer from a SIMPLE IRA.

   6. A distribution that is eligible for rollover treatment from a qualified employee benefit plan will be subject to twenty percent (20%) withholding by the Internal Revenue Service even if you roll the distribution over within the 60-day rollover period. One way to avoid this withholding is to make the distribution as a direct transfer to the IRA trustee or insurance company.

D. Contribution Limits and Allowance of Deduction for IRAs

   1. In general, the amount you can contribute each year to an IRA is the lesser of (1) 100 % of your compensation, or (2) the maximum annual contributions under Section 219(b) of the Code, including "catch-up" contributions for certain individuals age 50 and older. The maximum annual contribution limit for IRA contributions is equal to $3,000 for 2002 through 2004, $4,000 for 2005 through 2007, and $5,000 for 2008. After 2008, the limit is indexed annually in $500 increments, except as otherwise provided by law. An individual who has attained age 50 may make additional "catch-up" IRA contributions. The maximum annual contribution limit for the individual is increased by $500 for 2002 through 2005, and $1,000 for 2006 and thereafter, except as otherwise provided by law. If you have more than one IRA, the limit applies to the total contributions made to your own IRAs for the year. Generally, if you work the amount that you earn is compensation. Wages, salaries, tips, professional fees, bonuses and other amounts you receive for providing personal services are compensation. If you own and operate your own business as a sole proprietor, your net earnings reduced by your deductible contributions on your behalf to self-employed retirement plans is compensation. If you are an active partner in a partnership and provide services to the partnership, your share of partnership income reduced by deductible contributions made on your behalf to qualified retirement plans is compensation. All taxable alimony and separate maintenance payments received under a decree of divorce or separate maintenance is compensation.

   2. In the case of a married couple filing a joint return, up to the maximum annual contribution can be contributed to each spouse's IRA, even if one spouse has little or no compensation. This means that the total combined contributions that can be made to both IRAs can be as much as $6,000 for the year.

   3. In the case of a married couple with unequal compensation who file a joint return, the limit on the deductible contributions to the IRA of the spouse with less compensation is the smaller of:

      a. The maximum annual contribution or

      b. The total compensation of both spouses, reduced by any deduction allowed for contributions to IRAs of the spouse with more compensation.

   The deduction for contributions to both spouses' IRAs may be further limited if either spouse is covered by an employer retirement plan.

   4. If either you or your spouse is an active participants in an employer-sponsored plan and have a certain level of income, the amount of the contribution to your IRA that is deductible is phased out, and in some cases eliminated. If you are an active participant in an employer-sponsored plan, the deductibility of your IRA contribution will be phased out, depending on your adjusted gross income, or combined adjusted gross income in the case of a joint tax return, as follows:

Joint Returns

                  Taxable year beginning in: Phase-out range
                  -------------------------- ----------------
                     2003................... $60,000-$ 70,000
                     2004................... $65,000-$ 75,000
                     2005................... $70,000-$ 80,000
                     2006................... $75,000-$ 85,000
                     2007 and thereafter.... $80,000-$100,000

Single Taxpayers

                   Taxable year beginning in: Phase-out range
                   -------------------------- ---------------
                      2003................... $40,000-$50,000
                      2004................... $45,000-$55,000
                      2005 and thereafter.... $50,000-$60,000

   The phase-out range for married individuals filing separately is $0--$10,000. If you file a joint tax return and are not an active participant in an employer sponsored plan, but your spouse is, the amount of the deductible IRA contribution is phased out for adjusted gross income between $150,000 and $160,000.

   5. Contributions to your IRA for a year can be made at any time up to April 15 of the following year. If you make the contribution between January 1 and April 15, however, you may elect to treat the contribution as made either in that year or in the preceding year. You may file a tax return claiming a deduction for your IRA contribution before the contribution is actually made. You must, however, make the contribution by the due date of your return not including extensions.

   6. You cannot make a contribution other than a rollover or transfer contribution to your IRA for the year in which you reach age 701/2 or thereafter.

E. SEP IRAs

   1. SEP IRA rules concerning eligibility and contributions are governed by Code Section 408(k). The maximum deductible contribution for a SEP IRA is the lesser of $40,000 (indexed for cost-of-living increases beginning after 2002) or 25% of compensation.

   2. A SEP must be established and maintained by an employer (corporation, partnership, sole proprietor).

F. SIMPLE IRAs

   1. A SIMPLE IRA must be established with your employer using a qualified salary reduction agreement.

   2. You may elect to have your employer contribute to your SIMPLE IRA, under a qualified salary reduction agreement, an amount (expressed as a percentage of your compensation) not to exceed $8,000 for 2003, $9,000 for 2004, and $10,000 for 2005. After 2005, the limit is indexed annually, except as otherwise provided by law. In addition to these employee elective contributions, your employer is required to make each year either (1) a matching contribution equal to up to 3 percent, and not less than 1 percent, of your SIMPLE IRA contribution for the year, or (2) a nonelective contribution equal to 2 percent of your compensation for the year (up to $200,000 of compensation, as adjusted for inflation). No other contributions may be made to a SIMPLE IRA.

   3. Employee elective contributions and employer contributions (i.e., matching contributions and nonelective contributions) to your SIMPLE IRA are excluded from your gross income.

   4. To the extent an individual with a SIMPLE IRA is no longer participating in a SIMPLE plan (e.g., the individual has terminated employment), and two years has passed since the individual first participated in the plan, the individual may treat the SIMPLE IRA as an IRA.

G. Tax Status of the Contract and Distributions for IRAs and SIMPLE IRAs

   1. Earnings of your IRA annuity contract are not taxed until they are distributed to you.

   2. In general, taxable distributions are included in your gross income in the year you receive them.

   3. Distributions under your IRA are non-taxable to the extent they represent a return of non-deductible contributions (if any). The non-taxable percentage of a distribution is determined generally by dividing your total undistributed, non-deductible IRA contributions by the value of all your IRAs (including SEPs and rollovers).

   4. You cannot choose the special five-year or ten-year averaging that may apply to lump sum distributions from qualified employer plans.

H. Required Distributions for IRAs and SIMPLE IRAs

   You must start receiving minimum distributions required under the Contract and Section 401(a)(9) of the Code from your IRA and SIMPLE IRA starting with the year you reach age 701/2 (your 701/2year). Ordinarily, the required minimum distribution for a particular year must be received by December 31 of that year. However, you may delay the required minimum distribution for the year you reach age 701/2 until April 1 of the following year (i.e., the required beginning date).

   Annuity payments which begin by April 1 of the year following your 701/2year satisfy the minimum distribution requirement if they provide for non-increasing payments over your life or the lives of you and your designated beneficiary (within the meaning of Section 401(a)(9) of the Code), provided that, if installments are guaranteed, the guaranty period does not exceed the applicable life or joint life expectancy.

   The applicable life expectancy is your remaining life expectancy or the remaining joint life and last survivor expectancy of you and your designated beneficiary, determined as set forth in applicable federal income tax regulations.

   If you have more than one IRA, you must determine the required minimum distribution separately for each IRA; however, you can take the actual distributions of these amounts from any one or more of your IRAs.

   If the actual distribution from your Contract is less than the minimum amount that should be distributed in accordance with the minimum distribution requirements mentioned above, the difference generally is an excess accumulation. There is a 50% excise tax on any excess accumulations. If the excess accumulation is due to reasonable error, and you have taken (or are taking) steps to remedy the insufficient distribution, you can request that this 50% excise tax be excused by filing with your tax return an IRS Form 5329, together with a letter of explanation and the excise tax payment.

I. Roth IRAs

   1. If your Contract is a special type of individual retirement plan known as Roth IRA, it will be administered in accordance with the requirements of section 408A of the Code. (Except as otherwise indicated, references herein to an "IRA" are to an "individual retirement plan," within the meaning of Section 7701(a)(37) of the Code, other than a Roth IRA.) Roth IRAs are treated the same as other IRAs, except as described here.

   2. We will apply to the IRS for opinion letters approving annuities as Roth IRAs. Such approval will be a determination only as to the form of the annuity, and will not represent a determination of the merits of the annuity.

   3. If your Contract is a Roth IRA, we will send you a Roth IRA endorsement to be attached to, and to amend, your Contract after we obtain approval of the endorsement from the IRS and your state insurance department. We reserve the right to amend the Contract as necessary or advisable from time to time to comply with future changes in the Internal Revenue Code, regulations or other requirements imposed by the IRS to obtain or maintain its approval of the annuity as a Roth IRA.

   4. Earnings in your Roth IRA are not taxed until they are distributed to you, and will not be taxed if they are paid as a "qualified distribution," as described to you in section L, below.

J. Eligibility and Contributions for Roth IRAs

   1. Generally, you are eligible to establish or make a contribution to your Roth IRA only if you meet certain income limits. No deduction is allowed for contributions to your Roth IRA. Contributions to your Roth IRA may be made even after you attain age 701/2.

   2. The maximum aggregate amount of contributions for any taxable year to all IRAs, including all Roth IRAs, maintained for your benefit (the "contribution limit") generally is the lesser of (1) 100 % of your compensation, or (2) the maximum annual contributions under Section 219(b) of the Code, including "catch-up" contributions for certain individuals age 50 and older (as discussed in section D, above).

   The contribution limit for any taxable year is reduced (but not below zero) by the amount which bears the same ratio to such amount as:

      (a) the excess of (i) your adjusted gross income for the taxable year, over (ii) the "applicable dollar amount", bears to

      (b) $15,000 (or $10,000 if you are married).

   For this purpose, "adjusted gross income" is determined in accordance with
Section 219(g)(3) of the Code and (1) excludes any amount included in gross income as a result of any rollover from, transfer from, or conversion of an IRA to a Roth IRA, and (2) is reduced by any deductible IRA contribution. In addition, the "applicable dollar amount" is equal to $150,000 for a married individual filing a joint return, $0 for a married individual filing a separate return, and $95,000 for any other individual.

   A "qualified rollover contribution" (discussed in section K, below), and a non-taxable transfer from another Roth IRA, are not taken into account for purposes of determining the contribution limit.

K. Rollovers, Transfers and Conversions to Roth IRAs

   1. Rollovers and Transfers--A rollover may be made to a Roth IRA only if it is a "qualified rollover contribution." A "qualified rollover contribution" is a rollover to a Roth IRA from another Roth IRA or from an IRA, but only if such rollover contribution also meets the rollover requirements for IRAs under
Section 408(d)(3). In addition, a transfer may be made to a Roth IRA directly from another Roth IRA or from an IRA.

   You may not make a qualified rollover contribution or transfer in a taxable year from an IRA to a Roth IRA if (a) your adjusted gross income for the taxable year exceeds $100,000 or (b) you are married and file a separate return.

   The rollover requirements of Section 408(d)(3) are complex and should be carefully considered before you make a rollover. One of the requirements is that the amount received be paid into another IRA (or Roth IRA) within 60 days after receipt of the distribution. The failure to satisfy this 60-day requirement may be waived by the Internal Revenue Service in certain circumstances. In addition, a rollover contribution from a Roth IRA may be made by you only once a year. The one-year period begins on the date you receive the Roth IRA distribution, not on the date you roll it over (reinvest it) into another Roth IRA. If you withdraw assets from a Roth IRA, you may roll over part of the withdrawal tax free into another Roth IRA and keep the rest of it. A portion of the amount you keep may be included in your gross income.

   2. Taxation of Rollovers and Transfers to Roth IRAs--A qualified rollover contribution or transfer from a Roth IRA maintained for your benefit to another Roth IRA maintained for your benefit which meets the rollover requirements for IRAs under Section 408(d)(3) is tax-free.

   In the case of a qualified rollover contribution or a transfer from an IRA maintained for your benefit to a Roth IRA maintained for your benefit, any portion of the amount rolled over or transferred which would be includible in your gross income were it not part of a qualified rollover contribution or a nontaxable transfer will be includible in your gross income. However, Code
Section 72(t) (relating to the 10 percent penalty tax on premature distributions) will not apply. If such a rollover or transfer occurs before January 1, 1999, any portion of the amount rolled over or transferred which is required to be included in gross income will be so included ratably over the 4-taxable year period beginning with the taxable year in which the rollover or transfer is made.

   Pending legislation may modify these rules retroactively to January 1, 1998.

   3. Transfers of Excess IRA Contributions to Roth IRAs--If, before the due date of your federal income tax return for any taxable year (not including extensions), you transfer, from an IRA, contributions for such taxable year (and earnings thereon) to a Roth IRA, such amounts will not be includible in gross income to the extent that no deduction was allowed with respect to such amount.

   4. Taxation of Conversions of IRAs to Roth IRAs--All or part of amounts in an IRA maintained for your benefit may be converted into a Roth IRA maintained for your benefit. The conversion of an IRA to a Roth IRA is treated as a special type of qualified rollover contribution. Hence, you must be eligible to make a qualified rollover contribution in order to convert an IRA to a Roth IRA. A conversion typically will result in the inclusion of some or all of your IRA's value in gross income, as described above.

   A conversion of an IRA to a Roth IRA can be made without taking an actual distribution from your IRA. For example, an individual may make a conversion by notifying the IRA issuer or trustee, whichever is applicable.

   UNDER SOME CIRCUMSTANCES, IT MIGHT NOT BE ADVISABLE TO ROLLOVER, TRANSFER, OR CONVERT ALL OR PART OF AN IRA TO A ROTH IRA. WHETHER YOU SHOULD DO SO WILL DEPEND ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO, SUCH FACTORS AS WHETHER YOU QUALIFY TO MAKE SUCH A ROLLOVER, TRANSFER, OR CONVERSION, YOUR FINANCIAL SITUATION, AGE, CURRENT AND FUTURE INCOME NEEDS, YEARS TO RETIREMENT, CURRENT AND FUTURE TAX RATES, YOUR ABILITY AND DESIRE TO PAY CURRENT INCOME TAXES WITH RESPECT TO AMOUNTS ROLLED OVER, TRANSFERRED, OR CONVERTED, AND WHETHER SUCH TAXES MIGHT NEED TO BE PAID WITH WITHDRAWALS FROM YOUR ROTH IRA (SEE DISCUSSION BELOW OF "NONQUALIFIED DISTRIBUTIONS"). YOU SHOULD CONSULT A QUALIFIED TAX ADVISER BEFORE ROLLING OVER, TRANSFERRING, OR CONVERTING ALL OR PART OF AN IRA TO A ROTH IRA.

   5. Separate Roth IRAs--Due to the complexity of, and proposed changes to, the tax law, it may be advantageous to maintain amounts rolled over, transferred, or converted from an IRA in separate Roth IRAs from those containing regular Roth IRA contributions. For the same reason, you should consider maintaining a separate Roth IRA for each amount rolled over, transferred, or converted from an IRA. These considerations should be balanced against the additional costs you may incur from maintaining multiple Roth IRAs. You should consult your tax adviser if you intend to contribute rollover, transfer, or conversion amounts to your Contract, or if you intend to roll over or transfer amounts from your Contract to another Roth IRA maintained for your benefit.

L. Income Tax Consequences of Roth IRAs

   1. Qualified Distributions--Any "qualified distribution" from a Roth IRA is excludible from gross income. A "qualified distribution" is a payment or distribution which satisfies two requirements. First, the payment or distribution must be (a) made after you attain 591/2, (b) made after your death, (c) attributable to your being disabled, or (d) a "qualified special purpose distribution" (i.e., a qualified first-time homebuyer distribution under Section 72(t)(2)(F) of the Code). Second, the payment or distribution must be made in a taxable year that is at least five years after (1) the first taxable year for which a contribution was made to any Roth IRA established for you, or (2) in the case of a rollover from, or a conversion of, an IRA to a Roth IRA, the taxable year in which the rollover or conversion was made if the payment or distribution is allocable (as determined in the manner set forth in guidance issued by the IRS) to the rollover contribution or conversion (or to income allocable thereto).

   2. Nonqualified Distributions--A distribution from a Roth IRA which is not a qualified distribution is taxed under Section 72 (relating to annuities), except that such distribution is treated as made first from contributions to the Roth IRA to the extent that such distribution, when added to all previous distributions from the Roth IRA, does not exceed the aggregate amount of contributions to the Roth IRA. For purposes of determining the amount taxed,
(a) all Roth IRAs established for you will be treated as one contract, (b) all distributions during any taxable year from Roth IRAs established for you will be treated as one distribution, and (c) the value of the contract, income on the contract, and investment in the contract, if applicable, will be computed as of the close of the calendar year in which the taxable year begins.

   An additional tax of 10% is imposed on nonqualified distributions (including amounts deemed distributed as the result of a prohibited loan or use of your Roth IRA as security for a loan) made before the benefited individual has attained age 591/2, unless one of the exceptions discussed in Section N applies.

M. Tax on Excess Contributions

   1. You must pay a 6% excise tax each year on excess contributions that remain in your Contract. Generally, an excess contribution is the amount contributed to your Contract that is more than you can contribute. The excess is taxed for the year of the excess contribution and for each year after that until you correct it.

   2. You will not have to pay the 6% excise tax if you withdraw the excess amount by the date your tax return is due including extensions for the year of the contribution. You do not have to include in your gross income an excess contribution that you withdraw from your Contract before your tax return is due if the income earned on the excess was also withdrawn and no deduction was allowed for the excess contribution. You must include in your gross income the income earned on the excess contribution.

N. Tax on Premature Distributions

   There is an additional tax on premature distributions from your IRA, Roth IRA or SIMPLE IRA, equal to 10% of the taxable amount. For premature distributions from a SIMPLE IRA made within the first 2 years you participate in a SIMPLE plan, the additional tax is equal to 25% of the amount of the premature distribution that must be included in gross income. Premature distributions are generally amounts you withdraw before you are age 591/2. However, the tax on premature distributions does not apply generally:

      1. To amounts that are rolled over or transferred tax free;

      2. To a distribution which is made on or after your death, or on account of you being disabled within the meaning of Code Section 72(m)(7);

      3. To a distribution which is part of a series of substantially equal periodic payments (made at least annually) over your life or your life expectancy or the joint life or joint life expectancy of you and your beneficiary; or

      4. To a distribution which is used for qualified first-time homebuyer expenses, qualified high education expenses, certain medical expenses, or by an unemployed individual to pay health insurance premiums.

O. IRA Excise Tax Reporting

   Use Form 5329, Additional Taxes Attributable to Qualified Retirement Plans (Including IRAs), Annuities, and Modified Endowment Contracts, to report the excise taxes on excess contributions, premature distributions, and excess accumulations. If you do not owe any IRA, Roth IRA or SIMPLE IRA excise taxes, you do not need Form 5329. Further information can be obtained from any district office of the Internal Revenue Service.

P. Borrowing

   If you borrow money against your Contract or use it as security for a loan, the Contract will lose its classification as an IRA, Roth IRA or SIMPLE IRA, whichever is applicable, and you must include in gross income the fair market value of the Contract as of the first day of your tax year. In addition, you may be subject to the tax on premature distributions described above. (Note:
This Contract does not allow borrowings against it, nor may it be assigned or pledged as collateral for a loan.)

Q. Reporting

   We will provide you with any reports required by the Internal Revenue
Service.

R. Estate Tax

   Generally, the value of your IRA, including your Roth IRA, is included in your gross estate for federal estate tax purposes.

S. Financial Disclosure for the Separate Account (Variable Account) and MVA Option.

   1. If on the enrollment application you indicated an allocation to a Subaccount, this Contract will be assessed a daily charge of an amount which will equal an aggregate of 1.25% per annum.

   2. An annual Records Maintenance Charge of $30.00 will be assessed against the Separate Account Value each Contract Year. If no values are in the Subaccounts, the charge will be assessed against Guarantee Period Value.

   3. Withdrawal and early annuitization charges will be assessed based on the Contract Years elapsed since the Contract was issued as described in the Prospectus under the heading "Withdrawal Charge."

   Withdrawals, transfers and early annuitizations of Guarantee Period Value may be subject to a Market Value Adjustment as described in the Prospectus under the heading "Market Value Adjustment."

   4. The method used to compute and allocate the annual earnings is contained in the prospectus under the heading "Accumulation Unit Value" for Separate Account Value and under the headings "Guarantee Periods of the MVA Option" and "Establishment of Guaranteed Interest Rates" for Guarantee Period Value.

   5. The growth in value of your Contract is neither guaranteed nor projected but is based on the investment experience of the Subaccounts or rates of interest as declared by Kemper Investors Life Insurance Company.